Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, As Amended

Registration No. 333-176376

2,500,000 SHARES

COMMON STOCK

B-MAVEN, INC.

B-Maven, Inc. (“BMI” or the “Company”) is offering for sale a maximum of 2,500,000 shares of its common stock at a fixed price of $.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain all the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, direct primary basis, which means our president and chief executive officer, Ms. Anna C. Jones, will attempt to sell the shares herself. This prospectus will permit our president and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to her for any shares she may sell. Ms. Jones will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, she will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The intended methods of communication include, without limitations, telephone and personal contact. For more information, see the section of this prospectus entitled "Plan of Distribution."

The proceeds from the sale of the shares in this offering will be payable to Quick Law Group, P.C. - COLTAF Account. All subscription funds will be held in a noninterest-bearing account pending the completion of the offering. The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or provide for rescission rights). For more information, see the section of this prospectus entitled "Plan of Distribution."

There is currently no public or established market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place and may be limited to selling their shares privately. Accordingly, an investment in our Company is considered an illiquid investment.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” beginning on page 4.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company

Per Share	1	$0.01	$0.00	$0.01
Total	2,500,000	$25,000	$0.00	$25,000

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2012.

PROSPECTUS SUMMARY

About B-Maven, Inc.

B-Maven, Inc. was incorporated under the laws of the State of Nevada on June 24, 2011, at which time it acquired certain formulas for skin care products from Ms. Anna C. Jones. At June 12, 2012, we had one employee, our founder and president, Anna C. Jones. During the period June 24, 2011 (date of inception) through March 31, 2012, Ms. Jones has devoted a minimum of five (5) hours per week to in excess of thirty (30) hours per week as necessary for the business and its development. For calendar year 2012, Ms. Jones will commit to providing at least fifteen (15) hours a week to us but may increase that number as necessary to continue to develop the business. As of this date and throughout calendar year 2012 Ms. Jones will continue to provide these services at no cost to the Company. Ms. Jones currently provides her services to another unrelated business upon which she is compensated through a paycheck.

The Company issued 5,000,000 shares of its common stock to Ms. Jones at inception in exchange for organizational costs/services incurred upon incorporation. These services were valued at $5,000. Following our formation, we issued an additional 2,500,000 shares of our common stock to Ms. Jones, in exchange for various formulas that she had developed over the preceding 12 months which consists of a combination of essential oils and other all natural products, and numerous samples of product as well as older formula product samples which otherwise may be used as testers in focus groups, additional raw materials, customer lists, before and after photographs, testimonials that can be used in marketing materials along with edited user information. The cost of formula development and other materials incurred by Ms. Jones was approximately $2,500 which is the value placed upon the shares issued to Ms. Jones. The Company as of this date believes that these formulas can be used to develop at least eight distinct products.

B-Maven, Inc. is an early stage company (“development stage”) and has no financial resources. We have not established or attempted to establish a source of equity or debt financing. Our auditors included an explanatory paragraph in their report on our financial statements that states that “the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern.”

The Company has no plans or intention to be acquired or merge with an operating business entity nor does the Company or any of its shareholders have any plans to enter into any change of control or similar types of transactions.

At the time of this filing, we are a “shell company” as such term is defined by Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

BMI is in the business of developing, manufacturing, marketing and selling the E-Scentual Skin Care Collection, a skin care line combining science with nature to form what we believe to be an advanced beauty treatment using all natural ingredients. Specifically, BMI believes it has developed what it calls its basic “E-Scentual” product line, a proprietary anti-aging formula that will make up the main ingredient in our E-Scentual Skin Care Collection. BMI owns the intellectually property relating to E-Scentual, including the unique formulation of natural ingredients.

Based on the E-Scentual product formulations, BMI is developing a full spectrum of skin care products designed to naturally improve skin wellness and provide anti-aging properties through its E-Scentual Skin Care Collection. The E-Scentual system will combine science with nature to form an advanced beauty treatment, using a variety of essential oils and other naturally produced and available ingredients. Utilizing aromatherapy and a variety of specific actives and botanically-based formulas that include our proprietary process, E-Scentual products are intended to deliver a dramatic improvement in the general health, well-being and increased vitality for the user in great looking skin. The Company is currently developing and testing its own products through the skills of its president, engaging in discussions with potential suppliers, vendors, and distributors that could eventually help establish and sell our products into the marketplace. To date no saleable product or sales have been generated from these development efforts. We believe that BMI’s products, when available, will stimulate cell renewal, prevent and reduce the appearance of wrinkle and fine lines, dark circles, spider veins, rosacea, varicose veins and reduce under eye puffiness. Our initial internal observations based on limited product development procedures and product testing primarily in the San Diego area has shown these effects. However, we cannot guarantee that our products, once developed will have these qualities or generate such positive results on a widespread basis or otherwise.

We believe that E-Scentual, our intellectual property, is a unique formula blend made of essential oils, natural botanicals and other native ingredients that provide nourishment to the skin. These formula blends rapidly penetrate the skin delivering essential nutrients beneath the top layer of skin that the body uses in its natural process of collagen regeneration. Numerous anecdotal stories have described a dramatic decrease in the appearance of fine lines and wrinkles after regular use of the E-Scentual formula derived sample products.

Our executive offices are located at 3272 Reynard Way, San Diego California, 92103, and our telephone number is 619-846-4614. We may refer to ourselves in this prospectus as “BMI,” the “Company,” "we," or "us.”

The Offering

BMI is offering for sale a maximum of 2,500,000 shares of common stock at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, direct primary basis, which means our president and chief executive officer, Ms. Jones, will attempt to sell the shares. This prospectus will permit our president and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to her for any shares she may sell. Ms. Jones will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, she will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "Exchange Act"). The intended methods of communication include, without limitations, telephone and personal contact.

The proceeds from the sale of the shares in this offering will be made payable to Quick Law Group P.C. – COLTAF Account, BMI’s fund retention agent. Quick Law Group P.C., acts as legal counsel for BMI and, therefore, may not be considered an independent third party. All subscription agreements and checks are irrevocable and should be delivered to the Quick Law Group P.C. at the address provided on the Subscription Agreement (see Exhibit 99.1a).

All subscription funds will be held in a noninterest-bearing account pending the completion of the offering. The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or provide for rescission rights).

The Company will deliver stock certificates attributable to the shares of common stock purchased directly by the purchasers within 30 days of the close of the offering or as soon thereafter as practicable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings (if any), or net worth.

Shares of common stock offered by us	A maximum of 2,500,000 shares. There is no minimum number of shares that must be sold by us for the offering to close.

Use of proceeds

BMI will use the proceeds from the offering to pay for professional fees and other general expenses. The total estimated costs of the offering ($65,000) exceeds the maximum amount of offering proceeds ($25,000).

Termination of the offering

The offering will conclude when all 2,500,000 shares of common stock have been sold, or 180 days after this registration statement becomes effective with the Securities and Exchange Commission. BMI may at its discretion extend the offering for an additional 180 days.

Risk factors

The purchase of our common stock involves a high degree of risk. The common stock offered in this Prospectus is for investment purposes only and currently no market for our common stock exists. Please refer to the sections entitled "Risk Factors" and "Dilution" before making an investment in our common stock.

Trading market

None. While a market maker has agreed to file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of our common stock in the Over-the-Counter Bulletin Board (“OTCBB”), such efforts may not be successful and our shares may never be quoted and therefore owners of our common stock may not have a market in which to sell their shares. Also, no estimate may be given as to the time that this application process will require.

Even if BMI's common stock is quoted or granted listing, a market for the common shares may never develop.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data:
	As of March 31, 2012	As of June 30, 2011
	(unaudited)

Current assets	$2,605	$-

Other Assets	$28,286	$2,500

Current liabilities	$44,784	$665

Stockholders’ equity (deficit)	$(13,893)	$1,835

Operating:	For the Nine Month Period Ended March 31, 2012	For the Period June 24, 2011 (inception) to June 30, 2011
	(unaudited)
Net revenues	$-	$-
Operating expenses	$15,728	$5,665
Net (loss)	$(15,728)	$(5,665)
Net (loss) per common share basic and diluted	$(0.00)	$(0.00)
Weighted average number of shares outstanding – basic and diluted	7,500,000	4,285,714

RISK FACTORS

You should be aware that there are various risks to an investment in our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risks develop into actual events, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and investors may lose all or part of their investment.

Risks Related to the Business

1.

BMI has virtually no financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

BMI is an early stage company and has virtually no financial resources. We have negative working capital of $42,179 and stockholders’ deficit of $13,893 at March 31, 2012. Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the period ended June 30, 2011 that Company losses from operations raise substantial doubt about its ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

2.

BMI is and will continue to be completely dependent on the services of our founder and president, Anna C. Jones, the loss of whose services may cause our business operations to cease.

BMI’s operations and business strategy are completely dependent upon the knowledge and business connections of Ms. Jones. She is under no contractual obligation to remain employed by us. If she should choose to leave us for any reason or if she becomes ill and is unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this prospectus. We will most likely fail without the services of Ms. Jones or an appropriate replacement(s).

We intend to acquire key-man life insurance on the life of Ms. Jones naming us as the beneficiary when and if we obtain the resources to do so and if she is insurable. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future.

3.

BMI will need to engage and retain qualified employees and consultants. No assurance can be given that we will be able to attract these employees or consultants when needed.

The interruption of services of Anna C. Jones will have a material adverse effect on the Company's future operations, potential profits and development, if suitable replacements are not promptly obtained, and there can be no assurance that such key personnel would accept compensation other than cash for their services in the future. In addition, the Company's success depends, in part, upon its ability to attract and retain other talented personnel. There can be no assurance that the Company will be able to attract and retain such personnel necessary for the development of the Company’s business.

4.

Because we have only recently commenced business operations, we face a high risk of business failure.

We were formed in June 2011. All of our efforts to date have been related to developing our business plan, creating and modifying formulas which will make up our E-Scentual product line, beginning our business activities and the pursuit of this public offering. Through March 31, 2012, we had no operating revenues and have distributed only samples of our planned products to potential customers or end-users. We face a high risk of business failure.

5.

Because we will operate in a highly competitive direct response market and retail environment, we face a high risk of business failure or at the very least a competitive disadvantage.

We are aware of many competitors to our skin care collection, many of which are more established and have significantly more financial resources than we do. Our success in this industry will be largely dependent on our ability to educate the consumer as to why our product will be better than our competition’s and establish the consumer’s need for our intended products. Our ability to compete effectively in this industry also depends on our ability to be competitive in pricing, servicing and performance.

6.

Because we will be dependent on advertising and marketing firms, we will be at a competitive disadvantage to companies having greater resources to pay larger fees.

We will require aggressive efforts in placing quality advertisements for our budgeted price that will reach the expected number of consumers. We do not know if we will be able to obtain optimal advertising placement within our projected budget or will even find advertising placement.

7.

We have had no product sales to date, and we can give no assurance that there will ever be any sales in the future.

All of our skincare products are still being developed and tested, and we have not generated any revenues from product sales. There is no guarantee that we will ever develop commercially viable products. To become profitable, we will have to successfully develop, manufacture, market and sell a number of skincare products. There can be no assurance that our product development efforts will be successfully completed, that we will be able to manufacture our products at an acceptable cost and with acceptable quality, or that our products can be successfully marketed in the future. We currently do not expect to receive revenues from the sale of any products until sometime late in 2012, if ever.

8.

There is no guarantee that our products will be accepted by consumers.

We have not yet commercially released any of our proposed products. The market acceptance of skincare and cosmetic products varies significantly and cannot be predicted. Factors that may cause a skincare and cosmetic product to be accepted or rejected by consumers include price, quality of ingredients, effectiveness, packaging, availability, advertising, and numerous other intangible factors. Consumer demand for our proposed products also may be affected by word of mouth testimonials, fads, and general consumer trends. Since we have not consumer test marketed our products, we are not certain if any of our products will appeal to our target consumer market. While we have distributed samples of our products the targeted consumer market could be quite different from the end-users that have used our samples to date. There can be no assurance that any of our products will gain broad acceptance among consumers. Unless we can achieve a sufficient following of consumers who purchase our products, we will not operate profitably and may have to cease our operations. No assurance can be given that any of our products will achieve sufficient consumer acceptance.

9.

Fluctuations in our financial results make quarterly comparisons and financial forecasting difficult.

Any revenues and operating results are likely to vary significantly from quarter to quarter because our industry experiences seasonal fluctuations, which reflect seasonal trends for health and beauty products.

We expect that our results will vary significantly in the future because of a number of reasons, including:

•	Our ability to establish acceptance and usage of our products,
•	Our ability to contract with competent manufactures and appropriate wholesalers and retailers,
•	Costs related to future growth and capital investment,
•	Results of strategic agreements with companies that may supply and produce our products,
•	Our ability to attract, retain and motivate qualified personnel.

We have not started revenue producing activities so we have no direct experience with seasonality. However, we understand that other entities in our industry have experienced seasonal impacts. Many skin products sell better during the summer months because of the impact on skin from the exposure to sun and others during the winter months because of the dryness associated with winter weather.

Because of these fluctuations and uncertainties, our operating results may fail to meet the expectations of investors. If this happens, any trading price of our common stock would almost certainly be materially adversely affected.

10.

We will be dependent on independent operators and other operators of retail outlets for the ultimate sale of our products.

The success of our planned marketing and distribution program is totally dependent on signing license agreements with owner/operators or distribution agreements with other operators, including those who operate carts in malls. We do not know the likelihood of entering into agreements with retailers or the timing that it will take to do so. There will also be uncertainty about the sales success of retailers, if any, that do agree to sell our products.

11.

Regulatory and legal uncertainties could harm our business.

We believe that our business is not subject to material regulation under the laws of the United States or any of the states in which we plan to sell our products. Laws and regulations often differ materially between states and within individual states such laws and regulations are subject to amendment and reinterpretation by the agencies charged with their enforcement. If we become subject to any licensing or regulatory requirements, the failure to comply with any such requirements could lead to a revocation, suspension or loss of licensing status, termination of contracts and legal and administrative enforcement actions. We cannot be sure that a review of our current and proposed operations will not result in a determination that could materially and adversely affect our business, results of operations and financial condition. Moreover, regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise affecting or restricting our ability to conduct our business as now conducted or proposed to be conducted.

12.

We will be dependent on programs designed by independent advertising and marketing firms.

BMI will require aggressive efforts in placing quality advertisements that will reach our target audience of potential consumers. We do not know if we will be able to obtain optimal advertising placement given the likelihood of an extremely limited budget.

The ability to obtain prime advertising slots in various forms of media (online, print, radio, television, etc.) will be reliant upon the expertise and capabilities of the advertising and marketing firms that we may work with, as well as what the available budget is to initiate a marketing campaign.

There are also no assurances that we will obtain sufficient financing or resources to enter into agreements with advertising or marketing firms.

13.

We will be subject to competition from numerous companies, including a number of multi-national companies that have significantly greater financial and other resources.

The skincare and cosmetic products business is highly competitive. We will be competing with hundreds of large and small cosmetics companies, including such companies as L’Oreal S.A., The Procter & Gamble Company, The Estée Lauder Companies Inc. and numerous other multi-national manufacturers. Most of our competitors market products that are well known and trusted by the consumer marketplace. Since virtually all of our competitors have significantly greater financial and other resources than we do, our competitors have the ability to spend more aggressively on advertising and marketing, spend more on product development and testing, and have more flexibility than we do to respond to changing business and economic conditions. Competition in the skincare business is based on pricing of products, the quality of the products, innovation, perceived value, promotional activities, advertising, new product introductions, name recognition, and other factors. It is difficult for us to predict how we will be able to effectively compete with our competitors’ actions in these areas.

14.

We will have to rely on third parties to manufacture our products who may not perform to our standards or timeline.

Our business plan assumes that we will have our products manufactured by one or more third-party manufacturing companies on a contract basis. No contractual arrangement is currently in place. We will seek to enter into agreements with third-party manufacturers to manufacture both the ingredients and the containers for our products. We will be dependent on the timeliness and effectiveness of their efforts.

Failure or lack of reliability in the manufacture of our products is likely to result in loss of business. Among other risks:

•	Our products may fail to provide the expected results,
•	We may experience limited availability of quality ingredients for manufacturing,
•	We may experience poor quality manufacturing,
•	Our products may have new competition from other companies attempting to duplicate our formulas, and
•	Our customers could experience results different from our test results.

There are also no assurances that we will obtain sufficient financing or resources to enter into agreements with manufacturers.

15.

We have no patent protection and may not be able to protect our proprietary rights.

Our ability to compete successfully will depend, in part, on the quality and uniqueness of our products. Although we intend to have trademark protection for our “E-Scentual” brand, we have no product patent protection for any of our proposed products or any of the ingredients or compounds used in our products. We may claim proprietary rights in various unpatented technologies, know-how and trade secrets relating to our products and manufacturing processes, and we intend to protect our proprietary rights in our product formulas and operations through contractual obligations with consultants and vendors. However, because we do not currently have patent protection on any of our products or compounds, other companies can attempt to compete with us by imitating our products. We cannot guarantee the adequacy of the protections we intend to take to protect our proprietary rights, or that our competitors will not independently develop or produce products or processes that are substantially equivalent or superior to our products or processes.

While we will attempt to protect our proprietary information as trade secrets through agreements with each of our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information, we cannot give any assurance that these agreements will provide effective protection for our proprietary information in the event of unauthorized use or disclosure of such information.

16.

We may be subject to product liability claims.

The development, manufacture and sale of skincare and cosmetic products expose us to the risk of damages from product liability or other consumer claims. Although each of our proposed products will be subject to industry accepted product tests to reduce the likelihood of any successful product liability claim against us, no assurance is given that we will not be subject to product liability claims in the future. We intend to obtain and maintain product liability insurance for liabilities arising from the use of our products when they enter the marketplace assuming that we have sufficient funds therefore. Additionally, we intend to use manufacturers of our products that maintain appropriate levels of liability insurance. If we are unable to locate or engage manufacturers of our products that maintain or will agree to maintain appropriate levels of liability insurance, we may be at risk for product liability claims. A successful claim in excess of our products liability coverage, if any, could have a materially adverse effect on our business, financial condition and results of operations.

17.

There are significant potential conflicts of interest

Our key personnel are required to commit time to our affairs and, accordingly, these individual(s) (particularly our president) may have conflicts of interest in allocating management time among various business activities. In the course of other business activities, certain key personnel (particularly our president) may become aware of business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. As such, there may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

In an effort to resolve such potential conflicts of interest, we have entered into a written agreement with Ms. Jones specifying that any business opportunities that she may become aware of independently or directly through her association with us (as opposed to disclosure to her of such business opportunities by management or consultants associated with other entities) would be presented by her solely to us. A copy of this agreement is filed as Exhibit 10.2 to our Registration Statement, of which this prospectus is a part of.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

18.

Because we have nominal assets and no revenue, we are considered a "shell company" and will be subject to more stringent reporting requirements.

The Securities and Exchange Commission ("SEC") adopted Rule 405 of the Securities Act and Exchange Act Rule 12b-2 which defines a shell company as a registrant that has no or nominal operations, and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets. Our balance sheet reflects that we have no cash or any other tangible asset and, therefore, we are defined as a shell company. The new rules prohibit shell companies from using a Form S-8 to register securities pursuant to employee compensation plans. However, the new rules do not prevent us from registering securities pursuant to S-1 registration statements. Additionally, the new rule regarding Form 8-K requires shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company. If an acquisition is undertaken (of which we have no current intention of doing), we must file a current report on Form 8-K containing the information required pursuant to Regulation S-K within four business days following completion of the transaction together with financial information of the acquired entity. In order to assist the SEC in the identification of shell companies, we are also required to check a box on Form 10-Q and Form 10-K indicating that we are a shell company. To the extent that we are required to comply with additional disclosure because we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company. The SEC adopted a new Rule 144 effective February 15, 2008, which makes resales of restricted securities by shareholders of a shell company more difficult.

19.

We intend to become subject to the periodic reporting requirements of the Exchange Act that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. We currently estimate the annual maintenance and compliance costs of the periodic reporting requirements to be in the range of up to $50,000 per annum. The incurrence of such costs will obviously be an expense to our operations and thus will have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from any new requirements under Section 404. If we cannot provide reliable financial reports or prevent the occurrence of fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly. However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual nonbinding advisory vote on executive compensation and seeking nonbinding stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although we would cease to be an “emerging growth company” prior to such time if we have more than $1.0 billion in annual revenue, more than $700 million in market value of our common stock is held by non-affiliates or we issue more than $1.0 billion of non-convertible debt over a three-year period.

20.

Our internal controls may become inadequate as we grow, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•

pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

We will rely on the use of outside professionals to assist us in maintaining our internal controls. With growth or unmanageable increases in our business plan objectives, our internal controls may become inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision with regards to an investment in our common stock.

In order to mitigate the risks associated with maintaining internal controls if and when the Company grows, we will engage qualified professionals on an independent contractor basis to assist in reviewing and recording transactions. When and if finances permit, we will hire an experienced financial professional to oversee our reporting and control functions.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

21.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we will have to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining the public company requirements could be significant and may preclude us from seeking financing or equity investment on acceptable terms. We estimate these costs will range up to $50,000 per year and may be higher if our business volume and activity ever increases. Our estimate of costs do not include the necessary compliance, documentation and reporting requirements for Section 404 as we will not be subject to the full reporting requirements of Section 404 until we exceed $75 million in market capitalization if we decide to opt-out of the “emerging growth company” as defined in the JOBS Act to take advantage of the exemptions available to us through the JOBS Act or we have been public for more than five years. If our revenues are insufficient or non-existent, and/or we cannot satisfy many of these costs through the issuance of our shares, we may be unable to satisfy these costs in the normal course of business which would result in our being unable to continue as a going concern.

22.

Having only one director limits our ability to establish effective independent corporate governance procedures and increases the control of our president.

We have only one director who also serves as the Company’s President. Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues. In addition, a vote of the board members is decided in favor of our chairman, which gives her significant control over all corporate issues.

Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our president’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Risks Related to Our Common Stock

23.

We are an “emerging growth company” and we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual non-binding advisory vote on executive compensation and nonbinding stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

24.

We may not be able to raise sufficient financing or resources to develop, manufacture and market our products.

We may not be able to raise sufficient financing or resources to develop, manufacture and market our products. We currently have no commitments for any funds. If we are unable to raise sufficient financing or resources to develop, manufacture and market our products, our business will fail and investors will lose their entire investment.

25.

The Company is selling the shares offered in this prospectus without an underwriter and may not be able to sell all or any of the shares offered herein.

The common shares are being offered on our behalf by Ms. Jones, our president, on a direct primary basis. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares. There are no firm commitments to purchase any of the shares in this offering. Consequently, there is no guarantee that the Company, through its president, is capable of selling all, or any, of the common shares offered hereby. The sale of just a small number of shares increases the likelihood of no market ever developing for our shares.

26.

Since there is no minimum for our offering, if only a few persons purchase shares they will lose their money without us being even able to develop a market for our shares.

Since there is no minimum with respect to the number of shares to be sold directly by the Company in its offering, if only a few shares are sold, we will be unable to even attempt to create a public market of any kind for our shares. Without a public market for our shares, the limited number of shares that we may be able to sell will be highly illiquid or unable to be sold to any other potential investor(s). In such an event, it is highly likely that the entire investment by an investor in our common stock would be lost.

27.

The offering price of our common stock has been determined arbitrarily.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation and, therefore, expresses no opinion as to the fairness of the offering price as determined by management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may, therefore, lose a portion or all of their investment.

28.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (100,000,000) shares but unissued (90,000,000) shares assuming the sale of 2,500,000 shares in this offering. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will certainly result in dilution of the ownership interests of existing shareholders, further dilute common stock book value, and that this dilution may be material.

29.

The proposed aggregate proceeds of the offering are less than the estimated cost of the offering, so the Company will receive no economic benefits from the completion of the offering.

The proposed maximum aggregate proceeds of the offering ($25,000) are substantially less than the proposed costs to complete the offering ($65,000). We will, therefore, receive no financial benefit from the completion of the offering and will have to pay for most of the costs of the offering from the proceeds of operations or from other sources such as loans from officer(s) or from related and unrelated parties.

30.

The interests of shareholders may be hurt because we can issue shares of our common stock to individuals or entities that support existing management with such issuances serving to enhance existing management’s ability to maintain control of our company.

Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other shareholders. Our ability to issue shares without shareholder approval serves to enhance existing management’s ability to maintain control of our company.

31.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation at Article XI provide for indemnification as follows: "No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification."

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

32.

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance that the market maker’s application will be accepted by FINRA nor can we estimate as to the time period that the application will require. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether

(i)

any market for our shares will develop;

(ii)

 the prices at which our common stock will trade; or

(iii)

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all companies on the OTCBB. What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of BMI and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions. See “Plan of Distribution” and Risk Factor #33 below.

33.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•

the basis on which the broker or dealer made the suitability determination, and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

34.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

35.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not to offer one to us if we are considered to be a shell company at the time of application) and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

36.

Our board of directors (consisting of one person, our President) has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

37.

The ability of our president to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Upon the completion of this offering, our president will beneficially own an aggregate of approximately 75% of our outstanding common stock assuming the sale of all shares being registered. Because of her beneficial stock ownership, our president will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our president. This level of control may also have an adverse impact on the market value of our shares because our president may institute or undertake transactions, policies or programs that may result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

38.

All of our presently issued and outstanding common shares are restricted under rule 144 of the Securities Act, as amended. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

All of the presently outstanding shares of common stock (7,500,000 shares) are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144 provides in essence that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six (6) months if purchased from a reporting issuer or twelve (12) months (as is the case herein) if purchased from a non-reporting company, may, under certain conditions, sell all or any of her shares without volume limitation, in brokerage transactions. Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock each three months. As a result of revisions to Rule 144 which became effective on February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

All 7,500,000 issued and outstanding shares of our common stock are owned by our president which consists of 5,000,000 shares issued for organizational expenses and 2,500,000 shares issued for product formulas and may be sold commencing one year from the date the Company is no longer considered a “shell company.” See “Market for Securities.”

39.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

40.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors (currently one person) are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Some of these corporate governance measures have been metered by the JOBS Act of 2012. See Risk Factor #23 above.

41.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended and we will be required to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. Except during the year that our registration statement becomes effective, these reporting obligations may (in our sole discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 500 shareholders and do not file a registration statement on Form 8A (of which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act. Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not "accredited investors" (or 2,000 persons in the case of banks and bank holding companies). The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that access to information regarding our business and operations will be limited.

USE OF PROCEEDS

BMI will apply the proceeds from the offering to pay for accounting fees, legal and professional fees associated with the offering. The total estimated costs of the offering ($65,000) exceed the maximum amount of offering proceeds ($25,000). The costs of the offering, which principally relate to professional costs, are estimated to consist of:

SEC Registration fee	$2.91
NASD filing fee	100.00
Accounting fees and expenses	5,000.00
Transfer agent fees	2,500.00
Blue Sky fees and expenses	5,000.00
Miscellaneous expenses	2,397.09
Legal fees and expenses	50,000.00

Total	$65,000.00

As funds are obtained from the sale of shares, offering costs will be paid in the sequence listed in the table regardless of the amount of dollars collected. If all of the registered shares are sold, all costs will be paid for in full other than our legal fees which currently amount to $50,000 (i.e. (only) $7,500 of the legal fees will be paid if the maximum offering proceeds are collected by the Company. From the maximum offering proceeds we will pay for the expenses associated with this offering which include SEC registration fee, NASD filing fees, accounting and auditing fee, transfer agent fees, blue sky fees, and miscellaneous expenses which amount to approximately $15,000, leaving $7,500 of the maximum offering proceeds to be used to pay our current legal counsel, and an estimated $2,500 cash on hand left for general operating expenses, materials and supplies for our products and sample inventory production. We would still have the obligation to pay the legal fees for our prior legal counsel as well as our current legal counsel from our business operations or from loans to the Company.

BMI will pay all costs related to this offering. This amount in excess of the offering proceeds ($40,000) will be paid as and when necessary and required or otherwise accrued on the books and records of BMI until we are able to pay the full amount due either from revenues or loans from related or unrelated parties. Absent sufficient revenues to pay these amounts within four months from the date of this prospectus, we will seek financial assistance either from our shareholders or a third party business associate of our president who may agree to loan us the funds to cover the balance of outstanding professional and related fees relating to our prospectus to the extent that such liabilities cannot be extended or satisfied in other ways and our professionals insist upon payment. If and when loaned, the loan will be evidenced by a noninterest-bearing unsecured corporate note to be treated as a loan until repaid, if and when BMI has the financial resources to do so. No formal written arrangement exists with respect anyone’s commitment to loan funds for this purpose and, accordingly, there existed only an agreement between BMI the corporate entity, our President and our former legal counsel (filed as Exhibit 10.1) which was binding upon all parties.

Our current and former legal counsel have both agreed to defer a substantial amount of their fees until after our offering becomes effective and is, in fact, through the deferral of their fees may be asserted as financing for our offering. Our plans will not change regardless of whether the maximum proceeds are raised, except to the extent indicated in MD&A “Liquidity” section, first paragraph.

THE OFFERING

BMI will spend substantially more in costs on this offering than it will receive in proceeds. The Company will incur ongoing continuous costs to meet the reporting requirements of a public company. These costs will exceed our current or anticipated revenues. However, BMI believes that the risks are worth taking because management believes, based on its own observations which are not based on any formal studies, that potential vendors, consultants and manufacturers will have a higher regard for a public company than a small, privately-held startup company. Management’s belief is based solely on advice and informal consultation with various professionals who are known to us and have public company experience. These discussions have led us to believe that being a public company may afford the business (management and its shareholders) with a higher degree of recognition than would be typically attained as a small private (or non-public) company and may increase its ability and/or options to obtain financing for growth. In addition, by being a public company we believe increases our future opportunities to raise funds or to pay vendors by issuing restricted common stock rather than cash. We cannot predict the likelihood that our observations and conclusions about the benefits of being a public company will prove accurate or beneficial to us.

BMI is offering for sale a maximum of 2,500,000 shares of common stock at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain and use the proceeds from the sale of any of the offered shares that are sold to pay a portion of the costs of the offering. There are no circumstances under which any offering proceeds will be released to parties other than BMI (except for proceeds refunded to investors whose subscriptions are rejected by us within 48 hours of receipt). All of the proceeds of this offering will be applied to the costs and fees associated with this offering. Moreover, in the event the Company is unable to raise the maximum proceeds under this offering, the implementation of the business plan will be extremely difficult, if not possible. The offering is being conducted on a self-underwritten, direct primary basis, which means our president and chief executive officer, Ms. Jones, will attempt to sell these shares. This prospectus permits our president and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to her for any shares that she may sell. Ms. Jones will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, she will rely on the safe harbor provision from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The intended methods of communication include, without limitation, telephone and personal contact.

In connection with BMI’s selling efforts in the offering, Ms. Jones will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Ms. Jones is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Ms. Jones will not be compensated in connection with her participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Ms. Jones is not, nor has she been within the past 12 months, a broker or dealer, and she is not, nor has she been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Ms. Jones will continue to primarily perform duties for the Company or on its behalf otherwise than in connection with transactions in securities. Ms. Jones will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The proceeds from the sale of the shares in this offering will be made payable to Quick Law Group, P.C. - COLTAF Account, BMI’s fund retention agent. Quick Law Group, P.C., acts as legal counsel for BMI and, therefore, may not be considered an independent third party. In this case, the fund retention agent holds the closing documents and funds in a transfer of money for shares of common stock of the Company, acting for both parties pursuant to their instructions. Therefore we have selected Quick Law Group, P.C. to act our funds retention agent for this offering to hold both documents and funds pursuant to the terms of the Fund Retention Agreement. All subscription agreements and checks are irrevocable and should be delivered to Quick Law Group, P.C. at the address provided on the Subscription Agreement. As the fund retention agent Quick Law Group, P.C. will hold all funds until the maximum proceeds are received or management determines that the offering is complete and accepts receipt of subscription agreements and monies for less than the maximum amount of the offering. The Company believes that this arrangement is beneficial and efficient for both management and investors in that the fund retention agent oversees the intake of offering proceeds, the approval of subscriptions by the Company, issuance of shares of common stock, and the distribution of proceeds to the Company in an orderly manner. The fund retention agent holds all funds received in payment of the Subscription Price in a segregated account, and distributes the offering proceeds to the Company once the offering is completed, withdrawn or terminated.

We will receive all proceeds from the sale of up to 2,500,000 shares being offered. No proceeds will be received by any other entity other than the Company. The price per share is fixed at $0.01 for the duration of this offering.

All subscription funds will be held in a noninterest-bearing account pending the completion of the offering. The offering will be completed 180 days from the effective date of this prospectus (or such earlier date when all 2,500,000 shares are sold), unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or provide for rescission rights).

The Company will deliver stock certificates attributable to the shares of common stock purchased by the investors within 30 days of the close of the offering or as soon thereafter as practicable.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

The offering may terminate on the earlier of:

i.	the date when the sale of all 2,500,000 shares is completed, or

ii.	180 days from the effective date of this document or any extension thereto.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

The purchase of the common stock in this offering involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only, and currently no market for our common stock exists. While a market maker has agreed to file a Rule 211 application with FINRA in order to apply for the inclusion of our common stock in the OTCBB, such efforts may not be successful, and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

Please refer to the sections of this prospectus entitled "Risk Factors" and "Dilution" before making an investment in this stock.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, any historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

DILUTION

“Dilution” represents the difference between the offering price of the shares of common stock hereby being offered and the net book value per share of common stock immediately after completion of this offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low net book value of our issued and outstanding common stock and because the proceeds of the offering are substantially less than our estimated costs. Assuming all of the shares of common stock offered herein are sold, the purchasers in this offering will lose the entire value of their shares purchased in that each purchased share will have a negative net book value of ($0.0054). Net book value of existing shareholders’ shares will also decrease from $(0.0019) to ($0.0054) because estimated costs will exceed the proceeds received from this offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering:

Assuming the sale of:
	625,000 shares (25% of the maximum offering)	1,250,000 shares (50% of the maximum offering)	1,875,000 shares (75% of the maximum offering)	2,500,000 shares (maximum offering)

Offering Price Per Share	$ 0.01	$ 0.01	$ 0.01	$ 0.01

Book Value Per Share Before the Offering	$(0.00185)	$(0.00185)	$(0.00185)	$(0.00185)

Book Value Per Share After the Offering	$(0.00894)	$(0.00759)	$(0.00642)	$(0.00539)

Net Decrease to Original Shareholders	$(0.00709)	$(0.00574)	$(0.00456)	$(0.00354)

Decrease in Investment to New Shareholders	$(0.01894)	$(0.01759)	$(0.01642)	$(0.01539)

Dilution to New Shareholders (%)	100%	100%	100%	100%

The following table summarizes the number and percentage of shares purchased the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

	Price Per Share	Number of Shares Held	Percentage of Ownership	Consideration Paid
2,500,000 shares sold
Existing shareholders	$0.001	7,500,000	75%	$7,500
Investors in this offering	$0.01	2,500,000	25%	$25,000

1,875,000 shares sold
Existing shareholders	$0.001	7,500,000	80%	$7,500
Investors in this offering	$0.01	1,875,000	20%	$18,750

1,250,000 shares sold
Existing shareholders	$0.001	7,500,000	86%	$7,500
Investors in this offering	$0.01	1,250,000	14%	$12,500

625,000 shares sold
Existing shareholders	$0.001	7,500,000	92%	$7,500
Investors in this offering	$0.01	625,000	8%	$6,250

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

MARKET FOR SECURITIES

There is no established public market for our common stock, and a public market may never develop. A market maker has agreed to file an application with FINRA so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance as to whether such market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. Even if our common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

The Company does not have common stock or equity subject to outstanding options or warrants to purchase or securities convertible into our common stock or equity. Also, all current shares of our outstanding common stock are held by Ms. Jones, our president (7,500,000 shares). In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we become a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or an affiliate, and we must remain current in our filings for an additional period of one year; in all other cases, at least one year must have elapsed since the shares were acquired from us or an affiliate.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

•

1% of the total number of our common shares then outstanding; or

•

The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order).(This condition is not currently available to the Company because its securities do not trade on a recognized exchange.)

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC has adopted final rules amending Rule 144 which have become effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. The Form 10 information or disclosure is equivalent to the information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under amended Rule 144, restricted or unrestricted securities, initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met:

1)

the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2)

the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3)

the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4)

at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are classified as a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Exchange Act. As such, all restricted securities presently held by our sole stockholder may not be resold in reliance on Rule 144 until: (1) we file a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC when we cease to be a “shell company”; (2) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time we file the Form 8-K with the SEC reflecting our status that we are no longer a shell company.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

•

If we have been a public reporting company for at least 90 days immediately prior to the sale, then the current public information requirement is satisfied if we have filed all our periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately prior to the sale (or such shorter period as we have been required to file).

•

If we have not been a public reporting company for at least 90 days immediately prior to the sale, then the requirement is satisfied if specific types of basic information about us (including our business, management and our financial condition and results of operations) is made publicly available.

However, no assurance can be given as to:

•

the likelihood of a market for our common shares developing,

•

the liquidity of any such market,

•

the ability of the shareholders to sell the shares, or

•

the prices that shareholders may obtain for any of the shares.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

•

our future operating results;

•

our business prospects;

•

any contractual arrangements and relationships with third parties;

•

the dependence of our future success on the general economy;

•

any possible financings; and

•

the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe," “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Operations

We were incorporated on June 24, 2011 and acquired our product formulas and sample products on June 27, 2011. All of the activity through March 31, 2012 involved incorporation efforts, planning and acquiring the formulas, developing our E-Scentual product line, as well as preparation for this offering.

We are a development stage company and have extremely limited financial resources. We have not established a source of equity or debt financing. Our independent registered public accounting firm has included an explanatory paragraph in their report emphasizing the uncertainty of our ability to remain a going concern. At the time of this filing, we are a “shell company” as such term is defined by Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

BMI is in the business of developing, manufacturing, marketing and selling the E-Scentual Skin Care Collection, a skin care line combining science with nature to form an effective beauty treatment. BMI owns the rights to its intellectual property, E-Scentual, what we believe to be an anti-aging formula that is the main ingredient in the E-Scentual Skin Care Collection.

BMI intends to develop a full spectrum of skin care products designed to naturally improve skin wellness and provide anti-aging properties through our E-Scentual Skin Care Collection. The E-Scentual product line will combine science with nature to form an advanced beauty treatment, using a variety of essential oils and other naturally produced ingredients. Utilizing aromatherapy, a variety of specific actives, and our botanically-based formulas that include our proprietary process, E-Scentual products are intended to deliver a dramatic improvement in general health, well-being and increased vitality for great looking skin. We believe that BMI’s products, when available, will stimulate cell renewal, prevent and reduce the appearance of wrinkle and fine lines, dark circles, spider veins, rosacea, varicose veins and reduce under eye puffiness.

We believe that E-Scentual, our intellectual property, is a unique formula made of essential oils and other all natural ingredients that provide nourishment to the skin. These product mixtures rapidly penetrate the skin delivering essential nutrients beneath the top layer of skin that the body uses in the natural process of collagen regeneration. Anecdotal stories and feedback from over 75 end-users that are currently testing our products have described a dramatic decrease in the appearance of fine lines and wrinkles after regular use of essential oils and other all natural ingredients that are used in our formulas.

Our plan to continue as a going concern is to reach the point where we begin generating sufficient revenue from our skincare products to meet our obligations on a timely basis. In the early stages of our operations, we will keep costs to a minimum, and we intend to introduce products gradually, beginning in fall of 2012; however there can be no assurance that we will be successful in achieving or adhering to this schedule. The cost to develop the various products could be in excess of $100,000. We will need at least an additional $50,000 to $100,000 to purchase initial raw material inventory and introduce marketing and advertising programs that will educate as well as excite our customer demographics.

Our only source of capital at this time is investment by others in this offering. We must raise capital or debt financing in order to implement our business strategy. Upon becoming a public company, we will contact private equity funds, angel investors and others known to our president and the professionals with whom we deal in order to raise the necessary financing. As stated throughout this prospectus the Company, in order to fully develop its product line, will need to seek additional capital through debt or equity. The Company believes that if it can raise at least 50% or more of its financing requirements, it will be able to move forward with the first phase of its business plan.

Management believes that if it is successful in raising the necessary funds, of which there can be no assurances, we may generate sales revenue within 12 months of receiving those funds. However, while we hope that we will be successful in these efforts, additional equity financing may not be available to us on acceptable terms or at all, and thus we could fail to satisfy our future cash requirements.

Despite the aforementioned in order to execute on our plan, we must finalize our offering and seek additional financing. Even if we receive 75%, 50%, 25% or 10% of the offering amount, our plans to execute our business plan are limited until we seek additional financing. The maximum offering proceeds are a necessary step in execution however critical to the following timeline is the seeking and securing of additional financing. If and when we obtain the required financing, we will be able to undertake our business plan through the following phases. We will seek to engage or hire employees or outside consultants to enhance the abilities of our founder in the development and execution of her business plan. As mentioned above these costs could be in excess of $100,000 and will be needed as payment for certain services and costs projected over the next 12 months as we move forward with our business plan.

Phase 1 (3-4 months in duration; $15,000 est. costs)

•

initial product formula program combined with local (grass roots) promotional efforts, simple but effective method of getting product out there

•

Web site offering primarily static content and “brochure-ware” to support advertising, promotion and marketing communications efforts the E-Scentual products

•

simple feedback mechanisms, typically using email or product surveys from customers who participate in sampling and beta development

•

market prospecting and outside sales professional training

Phase 2 (3-4 months in duration; $15,000 est. costs)

•

interactive Web applications for real-time content capture and delivery

•

leverage progressive formula development from existing and potential:

•

sources – beta and sample users

•

manufacturing – building with world class efforts and quality control

•

clients, prospects, suppliers, partners, stakeholders

•

a framework for collaboration and community interest in our products – all natural

Phase 3 (3-4 months in duration; $30,000 est. costs)

•

develop transaction-based systems to enhance product sales and target marketing

•

customer profile building, using geographic, demographic, psychographic, and transaction behavior data to pinpoint ‘ideal customer’

•

targeted one to one delivery with retail operations using distributors

•

integrated information and communications environments, combining voice, image, and data to assist with product sales and target marketing

•

simple system-to-system exchanges for routine transactions

Phase 4 (3-4 months in duration; $40,000 est. costs)

•

real-time dynamic information exchange while building psychodynamic customer profiles and ‘world class’ product development

•

advanced system-to-system exchanges for all transactions

•

real-time performance support systems – sales, production, marketing

We believe that our products may begin to generate limited revenues by selective placement and grass roots marketing efforts within the Southern California market within 120 to 150 days after we have completed our offering and receive additional financing. These product placement and marketing efforts are conditional upon us receiving additional financing as our current financial resources are not enough to pursue these actions.

The above time-line estimates (or stages of development) are predicated upon the Company obtaining the necessary financing either through equity or debt. If we are not able to obtain the necessary levels of financing as determined by the above stages, we will likely not be able to meet or achieve any of our time-line objectives according to the schedule set forth above. If we complete 75%, 50%, 25% or even 10% of our additional financing objectives, we will not be able to pursue our time-line goals or action steps to the extent that exceeds the capital that has been raised, due to the fact that we will not be able to hire or obtain the necessary resources to carry out the respective phase of development, and will have to defer pursing the next stage of business or consider an alternative means to accomplish those stages of development, which will take longer than initially planned. In that case the Company will be forced to proceed on a piecemeal basis using primarily the services of our president, and chief executive officer and limited use of outside contractors when and if limited funds are obtained. Our president, and chief executive officer devotes in excess of twenty (20) hours a week to our continued business efforts. There is no realistic way to predict the timing or completion of our business plans based upon those scenarios.

In the event we are unable to raise any additional funds above the offering proceeds of this financing, we will not be able to pursue our business plan or its time-line objectives, and the Company may fail entirely.

It is our plan to seek financing from either equity financing or through debt instruments. This effort will occur after our offering is complete and the proceeds have been received. Company’s management will, through relationships with professionals throughout the industry, continue to work on and refine the product formulas as well as other health and beauty products using the same basic products of essential oils. Completing these tasks will require the hiring of several employees and/or outside consultants. With the level of sophistication and expertise that our founder has, as well as other various cosmeceutical (which represent a “marriage” between cosmetics and pharmaceuticals) professionals that she knows, the Company should make progress in its product development and eventually achieve sales of the these products, but currently no timeframe can be provided. Most if not all of these actions will be predicated on the Company obtaining the necessary financing to accomplish these steps. If financing is not available on terms reasonable to the Company and its shareholders, then the progression steps for this business plan will not occur as planned and may never occur.

We currently have no sources of financing and no commitments for financing. We will seek to obtain the necessary financing by contacting potential funding sources known to the professional and business contacts of our president. There are no assurances that we will obtain sufficient financing or resources to enter into agreements with product manufacturers, developers or sales/marketing firms. We do not have any cash or other resources to commence the use of outside consultants. If we do not receive funding or financing, including that from this offering, our business we believe could be maintained with extremely limited operations for at least 12 months because our president will continue providing her services without compensation (accrued or otherwise) and rely on short term loans from her friends and family members. However, failure to obtain financing under this offering or as from any other sources would severely impair our ability to implement our plans and likely result in our ceasing operations. We do not currently have a formal agreement in place with our president covering this period; however, our president’s current plan is to provide substantially all of our administrative and planning work as well as basic product formulation/production and marketing work on her own without cash compensation while she seeks other sources of funding. We do not have any plans to accrue any compensation for these services and our president, who is management of the Company, agrees with that action while we seek other sources of financing. We do not have any formal plans or agreements in place to continue receiving short term financing from our president, her friends or family members. To date this financing has been as needed for working capital purposes.

Other

As a corporate policy, we will not incur any cash obligations that we cannot satisfy with known resources, of which there are currently none except for our legal fees which will become due and payable upon completion of this offering which is further described in “Liquidity” below and/or elsewhere in this prospectus. We will not incur any significant obligations that need to be satisfied with cash payments in the short-term unless we have a secure funding source to pay the obligations when due. We believe that the perception that many people have of a public company may make it more likely that they will accept restricted securities from a public company as consideration for indebtedness owed to them than they would from a private company. We have not performed any studies of this matter. Management’s belief is based solely on advice and informal consultation with various professionals who are known to us and have public company experience. These discussions have led us to believe that being a public company may afford the business (management and its shareholders) with a higher degree of recognition than would be typically attained as a small private (or non-public) company and may increase its ability and/or options to obtain financing for growth. In addition, by being a public company we believe increases our future opportunities to raise funds or to pay vendors by issuing restricted common stock rather than cash.

However, there can be no assurances that we will be successful in any of those efforts even if we are a public entity. Additionally, issuance of restricted shares would necessarily dilute the percentage of ownership interest of our stockholders.

Liquidity

All amounts received from this offering will be used to pay expenses of the offering. BMI will pay all costs relating to this offering estimated at $65,000. These amounts will be paid when they become due and payable (upon submission to management) or otherwise accrued on the books and records of BMI until we are able to pay the amounts in full either from revenues or loans that may be obtained from related or unrelated parties. Our obligations for these expenses, when recorded as liabilities for lengthy periods of time, could preclude us from receiving financial assistance from other sources or, as a minimum, make getting other financing more difficult. Absent sufficient revenues to pay these amounts (primarily for estimated legal fees of $50,000) within four months from the date of our engagement with our legal counsel, we will be in technical default. With a technical default on the outstanding payments owed to our counsel there are no penalties and the debt will not be senior to any other debt we owe. There can be no assurance that we will be able to obtain a noninterest-bearing unsecured corporate note or any other type of financing to settle these obligations when they become due.

BMI entered into a financial agreement with our former legal counsel to prepare and assist the Company in order to seek assistance in lending funds to us if necessary (Exhibit 10.1) with all of the requisite documentation and filings to cover our legal expenses associated with this offering. Upon termination of our legal representation agreement with our former legal counsel we sought to determine the amount owed. The amount of $20,000 was agreed to in settlement owing under this agreement as of January 11, 2012. A summary of Exhibits 10.1 and 10.3 may be found in the “Management’s Discussion and Analysis or Plan of Operation” section of this prospectus. Both Exhibits 10.1 and 10.3 are filed as part of our registration statement of which this prospectus is a part. We terminated our agreement with Gary B. Wolff, P.C. as of January 23, 2012 as disclosed in Exhibit 10.3. As of March 7, 2012 we entered into a legal services agreement with new legal counsel, Quick Law Group, P.C. Our agreement with new legal counsel provides for a fee of $30,000, payable as $7,500 from the maximum offering proceeds, and the balance of $22,500 within four months from the date of our engagement with the Quick Law Group, P.C.

Since acquiring the product formulas and sample products, most of our resources and work have been devoted to planning our business, implementing systems and controls, and completing our registration statement. When those procedures are done, which we believe will occur over the next four months, we will continue to work on updating and improving our product formulas, and the development of packaging and labeling for our intended products. We will then need to commence inventory production and marketing efforts to provide for the initial sales of our products. We believe that the work needed to complete our product development, stock inventory, and initiate our marketing plans, including the development of a comprehensive ecommerce website, will range from $100,000 to $200,000 if outside contractors and experts are used. Based on conversations we have had to date with various distributors of natural beauty care products, we believe we can obtain funding to outsource these procedures. Although there can be no assurances whatsoever that we will obtain this funding, we believe that if we do we can commence the launch of our product line to the public beginning in late 2012, while there is no assurance that this time frame will be met, or that we will ever be able to commence the launch of our product line even if funding is obtained. If we have to use our internal resources only, the process will take much longer and our launch may be limited to a much smaller target market and produce less sales than anticipated. If we are unable to raise any funds, the cash costs may have to be provided by our president to the extent that she is capable and willing to provide such funds. We do not currently have any oral or written agreements to raise any funds in place with our president and founder or any third parties and cannot provide any assurances that we will obtain any funds. Our goal would be to have sufficient inventory and our distribution channels up and running within one year, but there is no way of estimating what the likelihood of achieving that goal would be.

On January 20, 2012, we entered into an International Distribution Agreement with ELVIE Corporation, an import and export company located in California. Pursuant to the terms of the agreement, ELVIE Corporation will have the right to exclusively distribute our product lines when available for sale in the Pacific Rim region. The agreement is for a period of one year expiring on the first anniversary with an option by both parties to extend for an additional period of two years. However, either we or ELVIE Corporation may terminate the agreement for any reason upon ninety days written notice.

Private capital, if sought, will most likely be sought from former business associates of our founder or private investors referred to us by those business associates. To date, we have not sought any funding source, other than the investors that have previously provided loans to the Company, and have not authorized any person or entity to seek out funding on our behalf. If a market for our shares ever develops, of which there can be no assurances, we may use restricted shares of our common stock to compensate employees/consultants and independent contractors wherever possible. We cannot predict the likelihood or source of raising capital or funds that may be needed to complete our planned business operations from the product formulas that we have acquired.

We have embarked upon an effort to become a public company and, by doing so, have incurred and will continue to incur additional significant expenses for legal, accounting and related services. Once we become a public entity, subject to the reporting requirements of the Exchange Act of '34, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses including annual reports and proxy statements, if required. We estimate that these costs will range up to $50,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 until we exceed $75 million in market capitalization, if we decide to opt-out of the “emerging growth company” qualification as defined in the JOBS Act to take advantage of the exemptions available to us through the JOBS Act or five years has resulted from us being a public company. These obligations will reduce our ability and resources to expand our business. We hope to be able to use our status as a public company to increase our ability to use noncash means of settling obligations (i.e. issuance of restricted shares of our common stock) and compensate independent contractors who provide professional services to us, although there can be no assurances that we will be successful in any of those efforts. We will reduce compensation levels paid to management (if and when we do compensate management which for the foreseeable future is limited) if there is insufficient cash generated from operations to satisfy these costs.

There are no current plans to seek private investment. We do not have any current plans to raise funds through the sale of securities except as set forth herein. We hope to be able to use our status as a public company to enable us to use non-cash means of settling obligations and compensate persons and/or firms providing services to us, although there can be no assurances that we will be successful in any of those efforts. We believe that the perception that many people have of a public company make it more likely that they will accept restricted securities from a public company as consideration for indebtedness to them than they would from a private company. We have not performed any studies of this matter. Our conclusion is based on our own beliefs. Issuing shares of our common stock to such persons instead of paying cash to them may increase our chances to establish and expand our business. Having shares of our common stock may also give persons a greater feeling of identity with us which may result in referrals. However, these actions, if successful, will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of BMI because the shares may be issued to parties or entities committed to supporting existing management. BMI may offer shares of its common stock to settle a portion of the professional fees incurred in connection with its registration statement. No negotiations have taken place with any professional and no assurances can be made as to the likelihood that any professional will accept shares in settlement of obligations due them.

As of March 31, 2012, we owed $44,434 in connection with organizational costs, product development costs and expenses associated with this offering, particularly our settlement with our former legal counsel. We have not entered into any formal agreements, written or oral, with any vendors or other providers for payment of services or expenses. There are no other significant liabilities as of March 31, 2012.

As of March 31, 2012, we owed $11,626 in connection with an interest-free demand loan from two unrelated parties and $908 from Ms. Jones a related party to the Company. The proceeds were used for basic working capital purposes. We owe our former legal counsel $20,000 as settlement for professional services which we agreed to pay when we have the available funds or working capital.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. There are no critical policies or decisions that rely on judgments that are based on assumptions about matters that are highly uncertain at the time the estimate is made. Note 2 to the financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.

Seasonality

We have not started revenue producing activities so we have no direct experience with seasonality. However, we understand that other business entities in our industry have experienced seasonal impacts. Many skin products sell better during the summer months because of the impact on skin from the exposure to sun and others during the winter months because of the dryness associated with winter weather.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

BUSINESS

BMI was incorporated under the laws of the State of Nevada on June 24, 2011, at which time it acquired the product formulas and sample products from our president. The Company at this time believes that these formulas can be used to develop at least eight distinct products. At June 12, 2012, we had one employee, our founder and president, Anna C. Jones. During the period June 24, 2011 (date of inception) through March 31, 2012, Ms. Jones has devoted a minimum of five (5) hours per week to in excess of thirty (30) hours per week as necessary for the business and its development. For calendar year 2012, Ms. Jones will commit to providing at least fifteen (15) hours a week to us but may increase that number as necessary to continue to develop the business. As of this date and through calendar year 2012, Ms. Jones will continue to provide her services at no cost to the Company. It is expected that Ms. Jones will devote as much time as necessary to us as we begin to near product launch.

At the time of this filing, BMI a “shell company” as such term is defined by Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

The Company issued 5,000,000 shares of its common stock to Ms. Jones at inception in exchange for organizational expenses incurred upon incorporation. Following our formation, we issued an additional 2,500,000 shares of our common stock to Ms. Jones, in exchange for various product formulas and sample materials. (See “Certain Relationships and Related Transactions”, and Note 1 to the Company’s financial statements.) These product formulas contain specific quantity and mixture measurements, preparation and production instructions for a wide variety of ingredients that will be used in our development of up to eight initial products. The formulas are specific to ‘butters’ (semi-solid), lotions, creams and toners which are the base for our intended products. The formulas provide for an exacting mix of ingredients, temperature, insertion or placement of ingredients with other ingredients to provide the necessary product results.

BMI is a development stage company and has no financial resources. We have not established or attempted to establish a source of equity or debt financing. Our independent registered public accounting firm has included an explanatory paragraph in their report emphasizing the uncertainty of our ability to remain a going concern.

As of March 31, 2012, we had limited assets which consisted of; cash of $1,708, raw materials inventory of $547, prepaid expense of $350, deferred offering costs of $26,724 and intangible assets relating to product formulas valued at $1,562, net of accumulated amortization. In order to fund the development of our new skincare business and our working capital needs over the next 12 months, we intend to attempt to secure funding from the sale of common stock or debt financing either from third-party investors or distributors and manufactures involved in the natural beauty product industry. We have begun such conversations with a number of distributors and manufacturers and, while the conversations have been fruitful to date, there can be no assurance that we will be able to obtain any funds or that such funds will be offered on terms acceptable to us.

We are currently developing an initial line of men’s and women’s skincare and cosmetic products. Our chief executive officer, Ms. Jones, has limited professional and industry experience in developing skincare products, and it is our goal to re-formulate some of these acquired formulas and to develop new products with the help of independent contractors. After our initial products have been fully developed and ready for market, we will arrange for these products to be manufactured for us by third-party commercial cosmetics manufacturers. We do not intend to establish our own manufacturing capabilities. We will identify, through our executive officer or other professionals in the skincare business, manufacturers that may be willing to engage in the manufacture and packaging of new skincare products through a sole-source manufacturing agreement or on a contract manufacturing basis based on our limited quantities. We will seek the assistance of designers or packaging consultants to develop the packaging for our initial products. We currently anticipate that our first line of skincare products, expected to consist of up to eight separate products, will be available for commercial sale during late 2012 although no assurances can be given that we will achieve or come close to achieving that goal.

Commercial sale of our products will be dependent upon us achieving additional financing as well as completing the development, formulation and production of our various products. These products will consist initially of a men’s line and women’s line of facial ‘butter,’ facial cream, lotion, and toner specific to the gender, with a hint of scent and colors that are indicative of the intended line. We have initially identified several local skincare product distributors, and one international skincare distributor, that may be willing to offer our skincare to their clientele when products are available, although no commitments have been made as of the date of this prospectus.

While we have just started our business operations, discussions have been limited to advice and direction from other industry veterans. Any discussions that we may have cannot be formulated into a firm or even an oral agreement for services until we have completed our offering and pursued other financing sources or alternatives. Our intent is to further our discussions with these independent contractors, manufacturers, and distributors or other professionals, beyond just the casual stage of information sharing.

In order to be able to implement the foregoing plan of operations, we anticipate that we will need to secure minimal financing of between $50,000 and $100,000 before the end of third quarter calendar year 2012. If we are not successful in raising this initial financing, we will not be able to proceed with our business plan. Our plan of operations requires us to complete our offering and establish sources of financing in order to be able to fulfill our capital needs to develop, produce and furnish products for the commercial markets and ultimately generate sales. Upon successful completion of our offering, we will pursue along with development of our product line, obtaining a source of financing as well as establishing a public market for our common stock, which may then allow us to seek access to financing from sources that would not be available to us as a private company. This may then allow us to negotiate with strength in pursuing financing or strategic agreements with vendors, manufacturers, and financial institutions. We cannot predict the likelihood or timing of success in this area.

The Company has no current plans to be acquired or to merge with any other entity; nor does the Company or any of its shareholders have any plans to enter into a change of control or similar transaction.

Proposed Business

Our goal is to develop a skincare/cosmetics business based on a series of an all-natural essential oils-based branded skincare products marketed under the “E-Scentual” and “B-Maven” brand names. Our goal is to develop, manufacture and market a line of quality skincare products that are sold as prestige products principally through limited distribution channels to complement the images associated with the “E-Scentual” and “B-Maven” brands. Our business plan contemplates the sale of the E-Scentual products primarily through upscale department stores, specialty retailers, prestige hotels, salons and spas. In addition, our goal is to have our products available for sale through a website which we will create, in stores on cruise ships, high-end luxury hotels/resorts, in-flight and duty-free shops, as well as through established foreign branded retail operations.

We will use independent marketing professionals to gain introductions to our targeted markets. Our target market will consist of men and women who are seeking an all-natural product with soothing effects upon their complexion and age-related signs.

We have not yet entered into contracts with nor approached any industry or marketing consultants or independent contractors. We currently have no sources of financing and no commitments for financing. There are no assurances that we will obtain sufficient financing or resources to enter into agreements with independent contractors, manufacturers, distributors or marketing firms.

Proposed Products

We are developing a new line of skin care products. Management has contacted an independent cosmetics formulator for the purpose of assisting in the development of these formulations with a proprietary bio complex blend of ten different raw materials, which we will be the foundation of all of the products that we develop. These materials contain anti-oxidant properties that are believed by many to help fight free radical damage caused by sunlight, stress and other environmental factors. Other ingredients that we will use in these formulas will be selected for their efficacy in helping to correct existing skin damage and age-related signs (such as wrinkles, reduced skin firmness and poor elasticity). Our goal is to develop a line of crèmes that use natural, renewable ingredients that are desired by consumers and incorporated into skin care products using the latest technology, to distinguish our products from those brands that rely on petrochemical and/or undesirable synthetic ingredients.

Our discussions with the independent cosmetics formulator have been limited, and we currently do not have a legally-binding or any other formal agreement with them. If an agreement is reached in the future, we believe that it will provide for their services on a professional consulting basis which will be billed hourly. The independent formulator has been provided samples of our product formulas, as well as has worked with our founder, chief executive officer and president in a limited workspace environment in developing product samples upon with which to work with and to distribute to our samples to potential end-users or customers. The independent formulator has to date provided its services and assistance on an ad-hoc basis and does not expect to receive compensation for its time to date. The product samples, formulas and any further product samples or derivations of such are the property of the Company and is considered proprietary intellectual property. Part of this intellectual property that is unique to the formulas is the exact ingredient amounts, and the specific method of mixing or producing of the products. The consistency and quality control of the products is essential to a successful product for the skin care market. We cannot predict the likelihood of entering into an acceptable contractual arrangement with any independent formulator.

We have provided an independent formulator, with whom we have no formal, ongoing arrangement or commitment, with the product profile for each of products in development which involve a list of ingredients along with product features and benefits. This independent formulator, along with our founder, has developed numerous samples based on these product specifications, and we are always evaluating and making adjustments to these formulations. In addition to developing products that incorporate natural ingredients believed to contain anti-aging properties, our goal is for our products to provide consumers with a pleasurable sensory experience, most particularly smell, color and touch that they cannot get from other facial products.

Based on information provided to us by the formulator, we hope to have completed the formulation and development process for our initial products by the end of our first quarter for fiscal year 2013 (i.e. August 2012), so that we can commence testing of the various products before manufacturing is set to begin. We believe that testing will be conducted by the business that we intend to engage to manufacture our products. We intend to test all of the products for stability and compliance with the Cosmetic Toiletry Fragrance Association ("CTFA") standards, a self-regulatory organization for the cosmetic industry. This will include various types of tests, including product safety, preservative efficacy, package stability, and assay testing for all products, including over the counter ingredients. Testing stability involves a three month period where analysts are looking for changes in viscosity (thickness), appearance and odor at various temperatures to help determine shelf life, expiry dates, and other things. Although it is our intent to engage a manufacturer to provide all of these services, we may not be able to contract or hire a manufacturer to provide these services, or at a cost that is available to us. If we are unable to hire or contract a manufacturer, then we will pursue the necessary testing on a per-piece basis with a specialist in the field, and produce products on a small scale that will not necessarily fulfill our needs for commercial sales, but will provide us with product that may be available for sale through alternative channels such as Internet commerce, direct sales, smaller retail events specific to the industry and possibly retail placement of the products on a limited basis.

As the products are expected to be sold over the counter, we do not anticipate needing or obtaining any Federal Food and Drug Administration or other regulatory approvals, and we do not plan on doing any clinical testing of any kind. Any products containing sun protection factor (SPF) or any other non-over the counter ingredients, however, will need to meet FDA testing regulations and the global standards for sales in countries other than the United States. We do not anticipate having any products that contain SPF in our initial skincare line.

Our goal is to eventually offer a broad range of skin care products that address various skin care needs for women and men. Our planned products include moisturizers, creams, lotions, cleansers, and other cosmetic products, a number of which will be developed for use on particular areas of the body, such as the face or the hands or around the eyes. Initially, the products that our formulator is currently creating based on our criteria are, however, limited to the following series of skin crème products for women and men:

Women’s line:

•

E-Scentual – face cream

•

E-Scentual – antioxidant anti-aging

•

E-Scentual – purifying cleanser

•

E-Scentual – exfoliating cleanser

Men’s line:

•

E-Scentual – face cream

•

E-Scentual – exfoliating cleanser

•

E-Scentual – purifying cleanser

Proposed Manufacturing

We do not intend to manufacture our products in our own facilities. Rather, we intend to outsource the manufacture of our products to one or more independent cosmetics manufacturers that also manufacture cosmetics for a number of other cosmetics lines. The manufacturer will be expected to test our initial product formulations during a four to six week period. During this testing, we expect to be making further adjustments to our formulations, requiring that new batches of each product be produced following each change. While we believe that we may be able to contract or engage a manufacturer to perform these functions, we may not be able to do so. As discussed above (in Proposed Products), we will modify our plan of operations in a manner consistent with our at-that-time financial situation.

Once the formula is fixed for each product, the manufacturer will create a commercial batch of each product, bottle and package the products for us. We are also in the process of choosing all the peripheral items involved in the manufacturing and marketing process, including the:

•

shape and size of the product containers;

•

types of caps;

•

packaging;

•

logo and label designs; and

•

unit cartons.

We currently have no arrangements with any manufacturer.

Marketing and Distribution

We intend to seek an exclusive arrangement, at least initially, with high-end retailers in the U.S. for the initial sale of our products. We also intend to pursue exclusive relationships as a product amenity provider for luxury hotels, resorts and airlines, as well as international distribution. These efforts will be undertaken with the assistance of marketing professionals. We currently have no arrangements with any marketing professional; however, we have had numerous discussions with several international distributors of consumer goods and products directly into China and other Pacific Rim countries that wish to represent BMI’s products. Product samples were provided to these international distributors and the Company is still waiting feedback from one of these international distributors relative to their interest in carrying BMI’s products, placement terms and pricing, initial anticipated order quantities, and labeling requirements. The results from the feedback from one of the international distributor is listed below.

Effective January 20, 2012, we entered into an International Distribution Agreement with ELVIE Corporation, an established import/export business. Pursuant to the terms of the agreement, ELVIE Corporation will have the right to exclusively distribute our product lines when available for sale in the Pacific Rim region. The agreement is for a period of one year expiring on the first anniversary with an option by both parties to extend for an additional period of two years. However, either we or ELVIE Corporation may terminate the agreement for any reason upon ninety days written notice.

We anticipate that we will have completed our initial manufacturing of the products during our first half of fiscal year 2012 (i.e. November or December 2012), provided that we obtain the necessary financing. There are no assurances that we will be successful in obtaining financing or in completing the development of our products within this timeframe or otherwise.

Competition

The skincare and cosmetic products business is highly competitive. We will be competing with hundreds of large and small cosmetics companies, including such companies as L’Oreal S.A., The Procter & Gamble Company, The Estée Lauder Companies Inc. and numerous other multi-national manufacturers. Most of our competitors market products that are well known and trusted by the consumer marketplace. Since virtually all of our competitors have significantly greater financial and other resources than we do, our competitors have the ability to spend more aggressively on advertising and marketing, spend more on product development and testing, and have more flexibility than we do to respond to changing business and economic conditions. Competition in the skincare business is based on pricing of products, the quality of the products, innovation, perceived value, promotional activities, advertising, new product introductions, name recognition, and other factors. It is difficult for us to predict how we will be able to effectively compete with our competitors’ actions in these areas.

We believe that, through the efforts of independent marketing and advertising professionals, we will prepare marketing materials and other consumer-directed materials that will help inform the consumers as to the potential benefits of our products, when fully developed. We have produced samples of our various intended products for more than 12 months, which includes time prior to our founding, and have received positive results from a significant percentage of “potential” consumers or end-users of our products. These results and responses have been elicited from the sample users in a non-scientific manner and include before and after pictures of the users facial complexion which includes strong age-related signs from both age and sun damage due to the Southern California weather. These results although anecdotal have provided our founder with the incentive to improve upon the initial product formulas and to pursue the retail market of these products for the mass consumer. With the spread of the results by the “potential” consumers to their friends and family, the need for the product has begun to generate through what is considered anecdotal marketing. Even without a retail product available, our founder has received repeated requests to produce products for consumption.

We will compete using our contacts to develop opportunities to meet potential distributors that we will be able to take advantage of as quickly as our limited resources will permit. These opportunities will come from contacts and referrals that we make through our independent consultants and our president. The ability to take advantage of these opportunities will depend upon our ability to secure sufficient funding for our product development and manufacturing and marketing and advertising professionals. However, we cannot predict the likelihood or timing for our success. No assurances can be given that our competitive strategy will have any success.

Intellectual Property

We have no patents or trademarks or applications pending.

Government Regulation and Industry Standards

We believe that our business is not subject to material regulation under the laws of the United States or any of the states in which we plan to sell our products. Laws and regulations often differ materially between states and within individual states such laws and regulations are subject to amendment and reinterpretation by the agencies charged with their enforcement. If we become subject to any licensing or regulatory requirements, the failure to comply with any such requirements could lead to a revocation, suspension or loss of licensing status, termination of contracts and legal and administrative enforcement actions. We cannot be sure that a review of our current and proposed operations will not result in a determination that could materially and adversely affect our business, results of operations and financial condition. Moreover, regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise affecting or restricting our ability to conduct our business as now conducted or proposed to be conducted.

Employees

As of June 12, 2012, we had one employee, our founder and president, Ms. Jones. During the period June 24, 2011 (date of inception) through March 31, 2012, Ms. Jones has devoted a minimum of five (5) hours per week to in excess of thirty (30) hours per week as necessary for the business and its development. For the remainder of calendar year 2012, Ms. Jones will commit to providing at least fifteen (15) hours a week to us but may increase that number as necessary to continue to develop the business. As of this date and throughout calendar year 2012, Ms. Jones will continue to provide these services at no cost to the Company. We have no plans to compensate Ms. Jones for her efforts. For the immediate future, we intend to use independent contractors and consultants to assist in many aspects of our business on an as needed basis pending financial resources being available. We may use independent contractors and consultants once we receive sufficient funding to hire additional employees. Even then, we will principally rely on independent contractors for substantially all of our technical and manufacturing needs.

There is no written employment contract or agreement. Currently, we are not actively seeking additional employees or engaging any consultants through a formal written agreement or contract. Services are provided on an as-needed basis to date. This may change in the event that we are able to secure financing through equity or loans to the Company.

Property

Our office and mailing address is 3272 Reynard Way, San Diego, CA 92103. The space is provided to us by Ms. Jones. Ms. Jones incurs no incremental costs as a result of our using the space. Therefore, she does not charge us for its use. There is no written lease agreement.

Litigation

We are not party to any pending, or to our knowledge, threatened litigation of any type.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our management consists of:

Name	Age	Title
Anna C. Jones	36	President, CEO, principal executive officer, treasurer, chairman, principal financial officer and principal accounting officer

Anna Celeste Jones – founded the Company in June 2011. Ms. Jones through various family members over the past two decades has been exposed to the world of herbology; which began early in her upbringing as well as being taught about effective facial creams, sports balms and tinctures and their development. Ms. Jones has studied physiology, rehabilitation, nutrition and derma-care through a variety of programs available in Southern California. Ms. Jones currently works as a special cases manager with Work Comp Medical Services, Inc., a physicians scheduling and billing company based in San Diego. She has been with this organization for more than ten years. Ms. Jones is a self trained entrepreneur who has been involved with several projects and programs that have focused on internal as well as external processes that support healthy skin, which provides significant research for local universities. Ms. Jones has not held any executive positions in any public company nor does Ms. Jones have any accounting, financial reporting or legal education or experience that would be necessary as the business grows.

Possible Potential Conflicts

The OTCBB on which we plan to have our shares of common stock quoted does not currently have any director independence requirements.

No member of management will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

Currently we have only one officer and one director (both of whom are the same person), and will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

In an effort to resolve potential conflicts of interest, we have entered into a written agreement with Ms. Jones specifying that any business opportunities that she may become aware of independently or directly through her association with us (as opposed to disclosure to her of such business opportunities by management or consultants associated with other entities) would be presented by her solely to us.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Code of Business Conduct and Ethics

In June 2011 we adopted a Code of Ethics and Business Conduct which is applicable to our future employees and which also includes a Code of Ethics for our chief executive and principal financial officers and any persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

•

honest and ethical conduct,

•

full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

•

compliance with applicable laws, rules and regulations,

•

the prompt reporting violation of the code, and

•

accountability for adherence to the code.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as Exhibit 14.1 to our Registration Statement of which this prospectus is a part.

Board of Directors

All directors will hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. Our current directors’ term of office expires on June 30, 2012. All officers are appointed annually by the board of directors, subject to existing employment agreements (of which there are currently none) and serve at the discretion of the board. Currently, directors receive no compensation for their role as directors but may receive compensation for their role as officers.

As long as we have no additional directors besides our Chief Executive Officer and Chairman, all votes on issues are resolved in favor of the chairman’s vote.

Involvement in Certain Legal Proceedings

Except as described below, during the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of BMI:

1.

had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which she was a general partner at or within two years before the time of such filing, or any corporation or business association of which she was an executive officer at or within two years before the time of such filing;

2.

was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining her from or otherwise limiting her involvement in any of the following activities:

i.

acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.

engaging in any type of business practice; or

iii.

engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

4.

was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of an federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i), above, or to be associated with persons engaged in any such activity; or

5.

was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, the BMI board of directors will establish an audit committee and a compensation committee. We believe that we will need a minimum of five directors to have effective committee systems. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plan we may establish and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. See “Executive Compensation” hereinafter.

All directors will be reimbursed by BMI for any expenses incurred in attending directors' meetings provided that BMI has the resources to pay these fees. BMI will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Summary Executive Compensation Table

The following table shows, for the period from June 24, 2011 (inception) to June 30, 2011, compensation awarded to or paid to, or earned by, our Chief Executive Officer (the “Named Executive Officer”).

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
[1] Anna C. Jones CEO, CFO and Director	2011	-	-	-	-	-	-	5,000	5,000

There is no formal employment arrangement with Ms. Jones at this time. Ms. Jones’s compensation has not been fixed or based on any percentage calculations. She makes all decisions determining the amount and timing of her compensation and, for the immediate future, does not receive any compensation for her services. Ms. Jones’s compensation amounts in the future may be formalized if and when her services are considered full-time in nature, i.e. in excess of 2080 hours per year and the Company has the necessary finances in order to pay her.

1Ms. Jones received 5,000,000 shares of common stock of the Company for organizational services which was valued at $5,000. The Company does not intend on issuing any additional shares to Ms. Jones for further organizational services or for her activities as an officer or director.

Grants of Plan-Based Awards Table

None of our named executive officers received any grants of stock, option awards or other plan-based awards during the period ended June 30, 2011. The Company has no activity with respect to these awards.

Options Exercised and Stock Vested Table

None of our named executive officers exercised any stock options, and no restricted stock units if any, held by our named executive officers vested during the period ended June 30, 2011. The Company has no activity with respect to these awards.

Outstanding Equity Awards at Fiscal Year-End Table

None of our named executive officers had any outstanding stock or option awards as of June 30, 2011 that would be compensatory to the officer. The Company has not issued any awards to its named executive officers. The Company and its Board of Directors may grant awards as it sees fit to its employees as well as key consultants.

PRINCIPAL SHAREHOLDERS

As of June 12, 2012 we had 7,500,000 shares of common stock outstanding which are held by one shareholder. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of June 12, 2012; of all directors and executive officers of BMI; and of our directors and officers as a group.

Title Of Class	Name, Title and Address of Beneficial Owner of Shares(a)	Amount of Beneficial Ownership(b)	Percent of Class
			Before Offering	After Offering(d)
Common	Anna C. Jones (c)	7,500,000	100.00%	75.00%

	All Directors and Officers as a group (1 person)	7,500,000	100.00%	75.00%

(a) The address for purposes of this table is the Company’s address which is 3272 Reynard Way, San Diego, California, 92103.

(b) Unless otherwise indicated, BMI believes that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

(c) Ms. Jones received 2,500,000 shares for selling the product formulas and products samples to the Company on June 27, 2011. These product formulas are critical to our business.

(d) Assumes the sale of the maximum amount of this offering (2,500,000 shares of common stock). The aggregate amount of shares to be issued and outstanding after the offering will be 10,000,000 based upon such assumption.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The only promoters of the Company would be Ms. Jones, founder, president, and chief executive officer, and principal financial officer, and up until January 23, 2012 whereby Gary B. Wolff, P.C., the Company’s former securities counsel by virtue of the fact that Mr. Wolff’s firm was effectively financing this offering as a result of their agreement set forth in Exhibit 10.1 to the registration statement of which this prospectus is a part. The Company on January 23, 2012 terminated its legal representation agreement with Gary B. Wolff, P.C., a copy of which is attached as Exhibit 10.3 to the registration statement of which this prospectus is a part. The Company retained the services of Quick Law Group, P.C. as new legal counsel on March 7, 2012. Our agreement with new legal counsel provides for a fee of $30,000, $7,500 payable from the maximum offering proceeds, and the balance of $22,500 within four months of the date of our agreement entered into with the Quick Law Group.

While it may be asserted that the Quick Law Group, P.C. may be considered a “promoter” by virtue of the fact that Mr. Quick’s law firm may be effectively financing this offering through the deferral of legal fees, the Company and Mr. Quick believe these activities do not constitute the taking of an "initiative in founding and organizing the business or enterprise of an issuer," as set forth in the definition of "promoter" in Rule 405.

Our office and mailing address is 3272 Reynard Way, San Diego, CA 92103. The space is provided to us by Ms. Jones. Ms. Jones incurs no incremental costs as a result of our using the space. Therefore, she does not charge us for its use. There is no written lease agreement.

The Company issued 5,000,000 shares of its common stock to its President, Chief Executive Officer and Chief Financial Officer in exchange for organizational services incurred upon incorporation in June 2011. These services were valued at $5,000.

Ms. Jones developed our formulas. Ms. Jones received 2,500,000 shares of our common stock for selling the product formulas and product samples to us. The value of the product formulas and product samples we purchased was $2,500 which approximates the cost incurred in developing the various formulas.

As of March 31, 2012, we owed $11,626 in connection with an interest-free demand loan from two unrelated parties and $908 in connection with an interest-free demand loan from a related party. The proceeds were used for basic working capital purposes.

DESCRIPTION OF CAPITAL STOCK

Introduction

We were incorporated under the laws of the State of Nevada on June 24, 2011. BMI is authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

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the number of shares and the designation of the series;

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whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

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whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

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whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

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whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

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the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock. There are 7,500,000 shares of our common stock issued and outstanding at March 31, 2012 held by one shareholder, our President. Holders of our common stock:

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have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

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are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

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do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

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are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

See also Plan of Distribution regarding negative implications of being classified as a “Penny Stock.”

Authorized but Un-issued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock (and/or preferred stock) may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks which they currently are and probably will be for the foreseeable future. Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, we are subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law described below create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Directors' Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Dissenters' Rights. Among the rights granted under Nevada law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Nevada Revised Statutes ("NRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

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listed on a national securities exchange,

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included in the national market system by the Financial Industry Regulator Authority (FINRA), or

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held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Nevada law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his or her demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

i.

the articles of incorporation, and all amendments thereto,

ii.

bylaws and all amendments thereto; and

iii.

a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While we do not yet have the required number of shareholders in Nevada or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Nevada law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our annual reports on Form 10-K. This form is filed with the Securities and Exchange Commission within 90 days after the close of each fiscal year hereafter. You can view these and our other filings at www.sec.gov in the "EDGAR" database.

Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders' meeting held upon the request and at the expense of the acquiring person. If the acquiring person's shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An "acquiring person" means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. "Controlling interest" means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of our shares in the election of our directors. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. "Control shares" means the company's outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

These Nevada statutes do not apply if a company's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our Company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our articles of incorporation or bylaws relating to the acquisition of a controlling interest in the Company.

Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

Certain Business Combinations. Sections 78.411 to 78.444 of the Nevada law may restrict our ability to engage in a wide variety of transactions with an "interested shareholder." As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under Section 12 of the 1934 Securities Exchange Act, unless the company's articles of incorporation provide otherwise. By this registration statement, we are not registering our common stock under Section 12(g) of the Exchange Act. Accordingly, upon the effectiveness of this registration statement on Form S-1 we will not be subject to these statutes.

These provisions of Nevada law prohibit us from engaging in any "combination" with an interested stockholder for three years after the interested stockholder acquired the shares that cause him/her to become an interested shareholder, unless she had prior approval of our board of directors. The term "combination" is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. An "interested stockholder" is defined in NSR 78.423 as someone who is either:

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the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares; or

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our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Amendments to Bylaws - Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Company, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. Its telephone number is 801-274-1088.

PLAN OF DISTRIBUTION

There is no public market for our common stock. Our common stock is currently held by one shareholder. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. While a market maker has agreed to file an application on our behalf with FINRA so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering, we do not have a formal or written agreement in place with them. There can be no assurance as to whether such market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. In the absence of quotation or listing, no market is available for investors in our common stock to sell their shares. We cannot provide any assurance that a meaningful trading market will ever develop or that our common stock will ever be quoted or listed for trading.

If the shares of our common stock ever become tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

This offering will be conducted on a direct primary basis utilizing the efforts of Ms. Jones, president of the Company. Potential investors include, but are not limited to, family, friends and acquaintances of Ms. Jones. The intended methods of communication include, without limitation, telephone calls and personal contact. In her endeavors to sell this offering, Ms. Jones will not use any mass advertising methods such as the internet or print media.

Funds received in connection with the sale of our securities will be transmitted immediately into a trust account. There can be no assurance that all, or any, of the shares will be sold.

Ms. Jones will not receive commissions for any sales originated on our behalf. We believe that Ms. Jones is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, Ms. Jones:

1.

Is not subject to a statutory disqualification, as that term is defined in Section 3(a) 39 of the Act, at the time of her participation;

a.

Is not to be compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

b.

Is not an associated person of a broker or dealer; and

c.

Meets the conditions of the following:

i.

Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities;

ii.

Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

iii.

Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within a Rule 415 registration

No officers or directors of the Company may purchase any securities in this offering.

There can be no assurance that all, or any, of the shares will be sold. As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named herein. In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold.

The proceeds from the sale of the shares in this offering will be payable to Quick Law Group, P.C. – COLTAF ("Fund Retention Account") and will be deposited in a noninterest-bearing account until the subscription agreements are accepted by the Company. Failure to do so will result in checks being returned to the investor who submitted the check. No interest will be paid to any shareholder or the Company. All subscription agreements and checks are irrevocable (except as to any states that require a statutory cooling-off period or provide for rescission rights). All subscription funds will be held in the Fund Retention Account pending acceptance of the subscription by the Company, and funds shall be released to BMI as received and cleared from the Fund Retention Account, until the maximum offering is fully subscribed for, or the offering is closed, withdrawn or terminated. Thereafter, the fund retention agreement shall terminate.

Investors can purchase common stock in this offering by completing a Subscription Agreement, a copy of which is filed as Exhibit 99.1a to the registration statement of which this prospectus is a part, and sending it together with payment in full. All payments must be made in United States currency either by personal check, bank draft, or cashier check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable. The Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within five business days of the rejection date which is 48 hours from the date the subscription and funds are received in the Fund Retention Account. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

Any purchasers of our securities should be aware that any market that develops in our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts to underwriters, broker-dealers or agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

The trading of our securities, if any, will be in the over-the-counter markets which are commonly referred to as the OTCBB as maintained by FINRA (once and if and when quoting thereon has occurred). As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

OTCBB Considerations

OTCBB securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCBB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We are not permitted to file such application on our own behalf. A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we estimate as to the time period that the application will require.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCBB is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate that quotation on the OTCBB will increase liquidity for our stock, investors may have difficulty in getting orders filled because trading activity on the OTCBB in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. As a result, investors’ orders may be filled at a price much different than expected when an order is placed.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

Because OTCBB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Section 15(g) of the Exchange Act

Our shares will be covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

 Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker or dealer made the suitability determination, and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it difficult to dispose of the Company’s securities.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We will consider applying for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed companies, which, once published, will provide BMI with “manual” exemptions in approximately 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.” However, we may not be accepted for listing in Mergent or similar services designed to obtain manual exemptions if we are considered to be a "shell company" at the time of application.

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders. In these states, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor's Corporate Manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing (assuming that being a development stage and shell company is not a bar to such listing), secondary trading can occur in these states without further action.

Upon effectiveness of this Prospectus, the Company intends to consider (but may not) becoming a “reporting issuer” under Section 12(g) of the Exchange Act, as amended, by way of filing a Form 8-A with the SEC. A Form 8-A is a “short form” of registration whereby information about the Company will be incorporated by reference to the Registration Statement on Form S-1, of which this prospectus is a part. Upon filing of the Form 8-A, if done, the Company’s shares of common stock will become “covered securities,” or “federally covered securities” as described in some states’ laws, which means that unless you are an “underwriter” or “dealer,” you will have a “secondary trading” exemption under the laws of most states (and the District of Columbia, Guam, the Virgin Islands and Puerto Rico) to resell the shares of common stock you purchase in this offering. However, four states do impose filing requirements on the Company: Michigan, New Hampshire, Texas and Vermont. The Company may, at its own cost, make the required notice filings in Michigan, New Hampshire, Texas and Vermont immediately after filing its Form 8-A with the SEC.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Quick Law Group, P.C., 1035 Pearl Street, Suite 403, Boulder, Colorado 80302.

EXPERTS

The financial statements of BMI as of June 30, 2011 and for the period June 24, 2011 (inception) to June 30, 2011 included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of PLS CPA, a Professional Corporation given on the authority of such firm as experts in accounting and auditing.

UNAUDITED INTERIM STATEMENTS

The information for the interim period ended March 31, 2012 is unaudited; however, it includes all adjustments considered necessary by management for a fair presentation of our financial condition and results of operations.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to our registration statement.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended and we will be required to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. Except during the year that our registration statement becomes effective, these reporting obligations may (in our sole discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 500 or more security holders and $10 million in assets and do not file a registration statement on Form 8-A (of which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file such periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders as proscribed by the Exchange Act, as amended. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act. Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not "accredited investors" (or 2,000 persons in the case of banks and bank holding companies). The Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that access to information regarding our business and operations will be limited.

You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

B-Maven, Inc.

3272 Reynard Way

San Diego, CA 92103

619-846-4614

B-MAVEN, INC.

(a Development Stage Company)

June 30, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

B-Maven, Inc.

We have audited the accompanying balance sheet of B-Maven, Inc. (A Development Stage “Company”) as of June 30, 2011 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 24, 2011 (inception) to June 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of B-Maven, Inc. as of June 30, 2011, and the result of its operations and its cash flows for the period from June 24, 2011 (inception) to June 30, 2011 in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/PLS CPA

PLS CPA, A Professional Corp.

August 17, 2011

San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board

B-MAVEN, INC.

(a Development Stage Company)

Balance Sheet

June 30, 2011

ASSETS

CURRENT ASSETS:
Cash	$-

OTHER ASSETS:
Intangible asset – Product formulas	2,500
TOTAL ASSETS	$2,500

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accrued expenses	$665
TOTAL LIABILITIES	665

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 7,500,000 shares issued and outstanding	7,500
Deferred offering costs	-
Deficit accumulated during development stage	(5,665)
TOTAL STOCKHOLDERS’ EQUITY	1,835

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,500

See notes to the financial statements.

B-MAVEN, INC.

(a Development Stage Company)

Statement of Operations

For the Period June 24, 2011 (inception) through June 30, 2011

Revenue	$-

Expenses:
Organization expenses	5,665

Loss before provision for income taxes	5,665

Provision for income tax	-

Net loss	$(5,665)

Basic and diluted loss per share	$(0.00)

Weighted average common shares outstanding - basic and diluted	4,285,714

See notes to the financial statements.

B-MAVEN, INC.

(a Development Stage Company)

Statement of Stockholders’ Equity

	Common Stock	Common Stock Amount	Additional Paid-in- capital	Deferred Offering Costs	Retained Deficit	Total
Balance - June 24, 2011 (date of inception)	-	$-	$-	$-	$-	$-
Shares issued for organizational costs on June 27, 2011	5,000,000	5,000	-	-	-	5,000
Shares issued to acquire product formula and samples on June 27, 2011	2,500,000	2,500	-	-	-	2,500
Net loss				-	(5,665)	(5,665)
Balance - June 30, 2011	7,500,000	$7,500	$-	$-	$(5,665)	$1,835

See notes to the financial statements.

B-MAVEN, INC.

(a Development Stage Company)

Statement of Cash Flows

For the Period June 24, 2011 (inception) through June 30, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,665)
Accrued expenses, increase in	665
Shares issued for organizational expense	5,000
Net Cash Provided by Operating Activities	-
CASH FLOW FROM FINANCING ACTIVITIES	-
CASH FLOW FROM INVESTING ACTIVITIES	-
CHANGE IN CASH	-
CASH AT BEGINNING OF PERIOD	-
CASH AT END OF PERIOD	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for:
Interest	$-
Income taxes	$-
Non-cash investing and financing activities:
Stock issuance for acquiring formulas and product samples	$2,500

See notes to the financial statements.

B-MAVEN, INC.

(a Development Stage Company)

Notes to the Financial Statements

June 30, 2011

NOTE 1 – ORGANIZATION

B-Maven, Inc. (the Company) was incorporated under the laws of the State of Nevada on June 24, 2011. The Company issued 5,000,000 shares of its common stock to its founder at inception in exchange for organizational costs incurred upon incorporation. Following its formation, the Company issued 2,500,000 shares of its common stock to our founder, as consideration for the purchase of product formulas and additional product samples. Our founder paid approximately $2,500 for product formulas and other product materials to develop further formulas. The acquisition was valued at $2,500.

The Company plans to be engaged in the business of developing, manufacturing, marketing and selling of a collection of cosmetic products, a skin care line combining science with nature to form an advanced beauty treatment. The Company owns the rights to its intellectual property, E-Scentual, an anti-aging formula that is the main ingredient in the E-Scentual Skin Care Collection.

The Company has not generated revenues from its planned principal operations and is considered a development stage company as that term is defined by Financial Accounting Standard Board ("FASB") Accounting Standards Codification ("ASC") 915, Development Stage Entities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a June 30, year-end.

b. Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

c. Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options.

d. Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The Company has adopted the provisions of ASC 260.

e. Earnings (Loss) per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Diluted earnings (loss) per share are the same as basic earnings (loss) per share due to the lack of dilutive items in the Company.

f. Income Taxes

Income taxes are provided in accordance with ASC 740, Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

No provision was made for Federal income tax.

g. Advertising

Advertising will be expensed in the period in which it is incurred. There has been no advertising expense in the reporting period presented.

h. Intangible assets

Intangible assets with finite lives are amortized over their estimated useful life. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization period. The Company tests its intangible assets with finite lives for potential impairment whenever management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset's useful life and the impact of an event or circumstance on either an asset's useful life or carrying value involve significant judgment.

i. Recently Issued Accounting Pronouncements

In April 2010, new accounting guidance was issued for the milestone method of revenue recognition. Under the new guidance, an entity can recognize revenue from consideration that is contingent upon achievement of a milestone in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. This guidance is effective prospectively for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The Company adopted the provisions of this guidance which does not have a material impact on its financial statements.

In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”), which is included in the FASB Accounting Standards Codification (the “ASC”) Topic 855 Subsequent Events. ASU 2010-09 clarifies that an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued. ASU 2010-09 is effective upon the issuance of the final update and did not have a significant impact on the Company’s financial statements.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements.” This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and require disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the roll-forward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company does not believe the adoption of this guidance will have a material impact to its financial statements. Management does not believe that other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants or the SEC have a material impact on the Company’s present or future financial statements.

In June 2009, the FASB issued guidance now codified as ASC 105, Generally Accepted Accounting Principles as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP, aside from those issued by the SEC. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. The adoption of ASC 105 did not have a material impact on the Company’s financial statements, but did eliminate all references to pre-codification standards.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company had negative working capital of $665 and a deficit accumulated during the development stage of $5,665 at June 30, 2011. As of June 30, 2011, it had not generated any revenue and had no committed sources of capital or financing.

While the Company is attempting to generate revenues from product formulas, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management believes that the actions presently being taken to further implement its business plan and generate additional products and revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to realize revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – SHARE CAPITAL

The Company is authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Company issued 5,000,000 shares of its common stock to its incorporator, chief executive officer and president for organization costs/services. These services were valued at $5,000. Following its formation, the Company issued 2,500,000 shares of our common stock to our incorporator, chief executive officer and president, as consideration for the purchase of various product formulas and sample products. This individual paid approximately $2,500 in product purchases and labor costs to develop the formulas. The acquisition of the formulas and sample products was valued at $2,500.

At June 30, 2011, there are 7,500,000 shares of common stock issued and outstanding.

NOTE 5 – COMMITMENTS

The Company is obligated to certain professionals for costs related to its direct public offering. The Company’s in its capacity is solely obligated for these fees.

NOTE 6 – INCOME TAXES

As of June 30, 2011, the Company had net operating loss carry forwards of $5,665 that may be available to reduce future years’ taxable income through 2031.

As of June 30, 2011

Deferred tax assets:
Net operating tax carryforwards	$2,209
Other	-
Gross deferred tax assets	2,209
Valuation allowance	(2,209)

Net deferred tax assets	$-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 7 - SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events occurring after June 30, 2011 through August 17, 2011. During this period, the Company did not have any material recognizable subsequent events that required disclosure in these financial statements.

B-MAVEN, INC.

(a Development Stage Company)

Balance Sheets

	March 31, 2012	June 30, 2011
ASSETS	(unaudited)	(audited)

CURRENT ASSETS:
Cash	$1,708	$-
Prepaid expense	350	-
Inventory	547	-
Total Current Assets	2,605	-

OTHER ASSETS:
Deferred offering costs	26,724	-
Intangible asset – Product formulas, net	1,562	2,500
Total Other Assets	28,286	2,500
TOTAL ASSETS	$30,891	$2,500

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accrued expenses	$32,250	$665
Loans – related party	908	-
Loans – unrelated parties	11,626	-
TOTAL LIABILITIES	44,784	665

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 7,500,000 shares issued and outstanding	7,500	7,500
Additional paid in capital	-	-
Deficit accumulated during development stage	(21,393)	(5,665)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(13,893)	1,835

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$30,891	$2,500

See notes to the financial statements.

B-MAVEN, INC.

(a Development Stage Company)

Statements of Operations

 (unaudited)

	For the three months ended March 31, 2012	For the nine months ended March 31, 2012	For the period June 24, 2011 (inception) through March 31, 2012

Revenue	$-	$-	$-

Expenses:
Samples/marketing expense	116	1,204	1,204
Consulting and other expense	5,222	13,586	13,586
Amortization expense	313	938	938
Organization expenses	-	-	5,665
Loss before provision for income taxes	5,651	15,728	21,393

Provision for income tax	-	-	-

Net loss	$(5,651)	$(15,728)	$(21,393)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	7,500,000	7,500,000

See notes to the financial statements.

B-MAVEN, INC.

(a Development Stage Company)

Statements of Cash Flows

(unaudited)

	For the nine months ended March 31, 2012	For the period June 24, 2011 (inception) through March 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(15,728)	$(21,393)
Amortization	938	938
Shares issued for organizational expense	-	5,000
Adjustments to reconcile net loss to cash (used in) operating activities:
Change in inventory	(547)	(547)
Change in prepaid expense	(350)	(350)
Change in accrued expenses	31,585	32,250
Change in deferred offering costs	(26,724)	(26,724)
Net Cash Provided by (Used in) Operating Activities	(10,826)	(10,826)

CASH FLOW FROM INVESTING ACTIVITIES	-	-
CASH FLOW FROM FINANCING ACTIVITIES:
Loans from unrelated parties	16,626	16,626
Repayment of loan from unrelated party	(5,000)	(5,000)
Loan from related party	908	908
Net Cash Provided by (Used In) Financing Activities	12,534	12,534
CHANGE IN CASH	1,708	1,708
CASH AT BEGINNING OF PERIOD	-	-
CASH AT END OF PERIOD	$1,708	$1,708

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-
Non-cash investing and financing activities:
Stock issuance for acquiring formulas and product samples	$-	$2,500

See notes to the financial statements.

B-MAVEN, INC.

(a Development Stage Company)

Notes to the Financial Statements (unaudited)

March 31, 2012

NOTE 1 – ORGANIZATION

B-Maven, Inc. (the Company) was incorporated under the laws of the State of Nevada on June 24, 2011. The Company issued 5,000,000 shares of its common stock to its founder at inception in exchange for organizational costs incurred upon incorporation. Following its formation, the Company issued 2,500,000 shares of its common stock to our founder, as consideration for the purchase of her product formulas and additional product samples. Our founder paid approximately $2,500 for product formulas and other materials to develop further formulas. The acquisition was valued at $2,500.

The Company plans to be engaged in the business of developing, manufacturing, marketing and selling of a collection of cosmetic products, a skin care line combining science with nature to form an advanced beauty treatment of all natural products. The Company owns the rights to its intellectual property, E-Scentual, an anti-aging formula that is the main ingredient in the E-Scentual Skin Care Collection. The Company has distributed over 1,000 samples of its products to potential end-users in the Southern California and New England region, including New York.

The Company has not generated revenues from its planned principal operations and is considered a development stage company as that term is defined by Financial Accounting Standard Board ("FASB") Accounting Standards Codification ("ASC") 915, Development Stage Entities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements and Basis of Presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read in conjunction with the financial statements of the Company for the period ended June 30, 2011 and notes thereto contained elsewhere in this Prospectus.

a. Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a June 30, year-end.

b. Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

c. Inventory

Inventory consists of containers and raw materials to be used for our skin care products and is valued at the lower of cost (first-in, first-out) or net realizable value. The Company evaluates its inventory for excess and obsolescence on a regular basis. In preparing the evaluation the Company will look at the expected demand for the product, as well as any changes in technology, in order to determine whether or not a reserve is necessary to record the inventory at net realizable value. No such reserve has been deemed necessary as of March 31, 2012. The Company expenses in the period that it disburses finished goods product as samples or testers to end users for evaluation. The Company for the three month and nine month period ended March 31, 2012 recognized $116 and $1,204, respectively, in sample expense.

d. Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options.

e. Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The Company has adopted the provisions of ASC 260.

f. Earnings (Loss) per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Diluted earnings (loss) per share are the same as basic earnings (loss) per share due to the lack of dilutive items in the Company.

g. Income Taxes

Income taxes are provided in accordance with ASC 740, Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

No provision was made for Federal income tax.

h. Advertising

Advertising will be expensed in the period in which it is incurred. There has been no advertising expense in the reporting period presented.

i. Intangible assets

Intangible assets with finite lives are amortized over their estimated useful life. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization period. The Company tests its intangible assets with finite lives for potential impairment whenever management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset's useful life and the impact of an event or circumstance on either an asset's useful life or carrying value involve significant judgment.

For the three month and nine month period ended March 31, 2012 we recognized $313 and $938, respectively, in amortization expense. Our product formulas were determined to have been placed in service through the distribution of sample products to potential customers. We amortize our product formulas over 24 months.

j. Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company had negative working capital of $42,179 and a deficit accumulated during the development stage of $21,393 at March 31, 2012. As of March 31, 2012, the Company had not generated any revenue and had no committed sources of capital or financing.

While the Company is attempting to begin the generation of revenues from the sale of products from our formulas, the Company’s cash position may not be significant enough to support the Company’s daily operations. The Company is actively seeking the assistance of a distribution and packaging business to assist in the generation of revenues. Management believes that the actions presently being taken to further implement its business plan and generate products and revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to realize revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – SHARE CAPITAL

The Company is authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Company issued 5,000,000 shares of its common stock to its incorporator, chief executive officer and president for organization costs/services. These services were valued at $5,000. Following its formation, the Company issued 2,500,000 shares of our common stock to our incorporator, chief executive officer and president, as consideration for the purchase of various product formulas and sample products. This individual paid approximately $2,500 in product purchases and labor costs to develop the formulas. The acquisition of the formulas and sample products was valued at $2,500.

At March 31, 2012, there are 7,500,000 shares of common stock issued and outstanding.

NOTE 5 – LOANS - RELATED PARTIES

As of March 31, 2012 the Company received $908 in loan proceeds from our shareholder and founder in order to fund working capital expenses. This loan is unsecured and carries no interest rate or repayment terms.

NOTE 6 – LOANS - UNRELATED PARTIES

As of March 31, 2012 the Company received $11,626 in loan proceeds from two unrelated parties who are business acquaintances of our shareholder and founder in order to fund working capital expenses. These loans are unsecured and carry no interest rate or repayment terms.

NOTE 7 – DEFERRED OFFERING COSTS

Deferred offering costs consist principally of accounting fees, legal fees and other fees incurred through the balance sheet date that are related to the proposed common stock offering. Deferred offering costs related to the common stock offering will offset proceeds recorded as equity if the transaction is completed or charged to expense if the common stock offering is not completed. As of March 31, 2012, deferred offering costs are $26,724. The Company incurred $20,000 in deferred offering costs for legal services performed by our former securities counsel.

The Company entered into an arrangement with its former legal counsel in order to seek assistance in lending funds necessary to cover legal expenses associated with the filing of its Prospectus and direct public offering. Legal services were estimated to be approximately $60,000 and due and payable only upon Notice of Effectiveness by the Securities Exchange Commission. We terminated this arrangement and representation by our former securities counsel as of January 23, 2012. It was agreed that $20,000 was earned by our former securities counsel as settlement under this arrangement terminated on January 23, 2012. On March 7, 2012 we retained the services of new securities counsel to assist in the filing of the Company’s direct public offering.

NOTE 8 – INCOME TAXES

As of March 31, 2012, the Company had net operating loss carry forwards of $21,393 that may be available to reduce future years’ taxable income through 2031.

As of March 31, 2012

Deferred tax assets:
Net operating tax carryforwards	$8,343
Other	-
Gross deferred tax assets	8,343
Valuation allowance	(8,343)

Net deferred tax assets	$-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 9 - SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events occurring after March 31, 2012 through April 3, 2012, the date the financial statements were available to be issued. The Company entered into an arrangement with an import/export business to exclusively distribute the Company’s products when available for sale in the Pacific Rim region. This agreement is for a period of one year expiring on the first anniversary with an option by both parties to extend for an additional period of two years.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

Until September 17, 2012 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,500,000 Shares

B-Maven, Inc.

Common Stock

PROSPECTUS

June 19, 2012

TABLE OF CONTENTS

SUMMARY FINANCIAL DATA	4
RISK FACTORS	4
USE OF PROCEEDS	16
THE OFFERING	16
DETERMINATION OF OFFERING PRICE	18
DILUTION	18
DIVIDEND POLICY	20
MARKET FOR SECURITIES	20
NOTE REGARDING FORWARD-LOOKING STATEMENTS	21
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	22
BUSINESS	27
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	31
PRINCIPAL SHAREHOLDERS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
DESCRIPTION OF CAPITAL STOCK	35
PLAN OF DISTRIBUTION	38
LEGAL MATTERS	42
EXPERTS	42
UNAUDITED INTERIM STATEMENTS	43
WHERE YOU CAN FIND MORE INFORMATION	43